Exhibit 10.1

LEASE

DATED

May 31, 2018

by and between

IIP-MA 1 LLC,

a Delaware limited liability company

and

PHARMACANNIS MASSACHUSETTS INC.,

a Massachusetts corporation

LEASE AGREEMENT

This Lease Agreement (this "Lease"), dated May 31, 2018 (the "Execution Date"), is made between IIP-MA 1 LLC, a Delaware limited liability company ("Landlord"), and PHARMACANNIS MASSACHUSETTS INC., a Massachusetts corporation ("Tenant").

RECITALS

A.           WHEREAS, reference is made to that certain Option and Purchase Agreement dated as of September 12, 2017 (the "Option Agreement") by and between Jon Mark Priscoli, Trustee of New Hopping Brook Realty Trust u/d/t June 5, 2000, and PharmaCann LLC, an Illinois limited liability company and an affiliate of Tenant ("Parent Company") for the purchase the property located at Lot 1, Hopping Brook Road, Holliston, Massachusetts 01746, as more particularly described on Exhibit A attached hereto and incorporated herein by reference (the “Property”);

B.           WHEREAS, on October 3, 2017, Parent Company assigned its rights under the Option Agreement to Tenant (as successor in interest to Brighton Health Advocates Inc.);

C.           WHEREAS, on December 7, 2017, Tenant exercised its option to purchase the Property under the Option Agreement;

D.           WHEREAS, Tenant and Landlord subsequently entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions dated February 1, 2018, as amended, pursuant to which Landlord agreed to purchase the Property from Tenant (as so amended, the “Purchase Agreement”);

E.           WHEREAS, concurrent with the execution of this Lease, Landlord acquired the Property pursuant to the Purchase Agreement;

F.           WHEREAS, concurrent with the execution of this Lease, Landlord, Tenant and IIP Operating Partnership, LP entered into a Development Agreement for the development of certain industrial and greenhouse improvements on the Property (the "Development Agreement");

G.           WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, the Premises (as defined below), pursuant to the terms and conditions of this Lease, as detailed below; and

H.           WHEREAS, each of Parent Company; PharmaCann of New York, LLC; PharmaCann DC LLC; PharmaCann Florida LLC; Sunbiz Acquisition, LLC; PharmaCann Ohio LLC; PharmaCannis Labs LLC; PharmaCann Holdings LLC; PC 1200 East Mazon LLC; PC 16280 East Twombly LLC; PharmaCann Mass LLC; PharmaCann Michigan LLC; PCL Management LLC; PharmaCann Penn LLC; and PharmaCann Penn Plant, LLC (each a "Guarantor"), is an affiliate of Tenant that is deriving a benefit from Landlord and Tenant entering into this Lease, and has agreed to enter into a guaranty in the form attached as Exhibit D hereto (the "Guaranty"), without which Landlord would not agree to enter into this Lease.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.          Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Property, together with the following (to the extent now existing or hereafter constructed or installed on the Property) improvements, including shafts, cable runs, mechanical spaces, rooftop areas, landscaping, parking facilities, private drives and other improvements and appurtenances related thereto (including any buildings located on the Property), for use by Tenant in accordance with the Permitted Use (as defined below) and no other uses (collectively, the "Premises").

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2.          Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1.          The monthly Base Rent for the first twelve (12) months of the Term of the Lease shall be equal to Two Hundred Twenty Three Thousand Five Hundred Forty-One and 67/100 Dollars ($223,541.67) subject to subsequent adjustment under this Lease (as may be adjusted, the “Monthly Base Rent Amount”).

2.2.          "Security Deposit": Six Hundred Seventy Thousand Six Hundred Twenty-Five and no/100 Dollars ($670,625.00) which shall be funded as follows: (a) One Hundred Eight Thousand Seven Hundred Fifty and no/100 Dollars ($108,750.00) to be paid upon execution of this Agreement and (b) the remaining portion to be paid by Tenant (using its own funds) in installments in accordance with this Section 2.2. Within two (2) Business Days following the date that Landlord makes any Construction Payment (as defined in the Development Agreement) to Tenant, Tenant shall deliver to Landlord a proportionate amount of the Security Deposit as determined based upon the percentage derived from dividing the amount of the Construction Payment by $18,500,000, until such time as the Security Deposit has been fully funded. As an example, if the amount of the Construction Payment made to Tenant under the Development Agreement is equal to $3,700,000 (i.e. 20% of $18,500,000), then Tenant shall be required to pay an amount equal to $134,125.00 within such two (2) Business Day time period, which amount shall be retained by Landlord as part of the Security Deposit. Notwithstanding the foregoing (and regardless of the amount of Construction Payments then requested to be funded by Tenant), the full Security Deposit shall be funded by Tenant no later than the date that is fifteen (15) months following the Execution Date.

2.3.          "Permitted Use": Agricultural growth, propagation, processing and dispensing of agricultural materials (including cannabis), industrial and office space, in accordance with current zoning for the Premises and in conformity with all Applicable Laws (as defined below). Permitted Use shall include the cultivation, propagation and processing of cannabis plant parts and resins into products, the storage of same for transport, operation of a registered cannabis dispensary, and such other related use or uses permitted under Applicable Laws. As used herein, the term "License" shall mean and refer to that certain license issued by the applicable governmental agency with jurisdiction over the Permitted Use under which Tenant is authorized to engage in the agricultural growth, propagation, processing and/or dispensing of cannabis for medical-use purposes.

2.4.	Address for Rent Payment:	IIP-MA 1 LLC

2.5.          Address for Notices to Landlord:   IIP-MA 1 LLC

11440 West Bernardo Court, Suite 220

San Diego, California 92127

Attn: General Counsel

2.6.          Address for Notices and Invoices to Tenant:

PharmaCannis Massachusetts Inc.

1010 Lake Street, Suite 200

Oak Park, Illinois 60301

Attn: General Counsel

2.7.          The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit A     Property

Exhibit B     Tenant's Personal Property

Exhibit C     Form of Estoppel Certificate

Exhibit D     Form of Guaranty

Exhibit E     Tenant Work Insurance Requirements

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2.8.          As used herein, “Prior Course of Dealing” shall mean the prior practice or course of dealing on the project undertaken by and between affiliates of Landlord and Tenant which is located at 14 Hudson Crossing Drive, Town of Hamptonburgh, County of Orange, State of New York.

3.          Term and Extension Options.

3.1.        Term. The actual term of this Lease (as the same may be extended or earlier terminated in accordance with this Lease, the "Term") shall commence on May 31, 2018 (the "Commencement Date") and end on August 31, 2033, subject to extension or earlier termination of this Lease as provided herein.

3.2.        Options to Extend Term. Tenant shall have two (2) options (each an "Extension Option") to extend the Term of this Lease for a period of five (5) years each (each an "Extension Period"), on the same terms and conditions in effect under this Lease immediately prior to the commencement of the Extension Period, except that (a) Tenant shall have no further right to extend the Term of this Lease after the second Extension Period, (b) the Base Rent payable during the Extension Period shall be an amount equal to Base Rent in effect immediately prior to the Extension Period, increased by the greater of 75% of the U.S. Consumer Price Index ("CPI") or three and one-quarter percent (3.25%) on an annual basis. If Tenant exercises an Extension Option, such Extension Option shall apply to the entire Premises (and no less than the entire Premises). Tenant may exercise an Extension Option only by giving Landlord irrevocable and unconditional written notice thereof (the "Extension Notice") not later than twelve (12) months prior to the commencement date of the Extension Period. Upon delivery of the Extension Notice, Tenant shall be irrevocably bound to lease the Premises for the Extension Period. Notwithstanding the foregoing, Tenant shall not have the right to exercise an Extension Option (a) during the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default; (b) at any time after any Default (provided, however, that, for purposes of this Section 3.2, Landlord shall not be required to provide Tenant with notice of such Default) and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or (c) in the event that Tenant has defaulted in the performance of its obligations under this Lease two (2) or more times during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise an Extension Option, and such defaults were not cured within the applicable cure period. If Tenant shall fail to timely exercise the Extension Option in accordance with the provisions of this Section 3.2, then the Extension Option shall terminate, and shall be null and void and of no further force and effect. If this Lease or Tenant's right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the Extension Option, or if Tenant shall have assigned or transferred any interest in this Lease or sublet any part of the Premises (except pursuant to a Permitted Transfer, as defined below), then immediately upon such termination, assignment, transfer or sublease, the Extension Option shall simultaneously terminate and become null and void. Time is of the essence with regard to this Section 3.2.

3.3.        The Extension Options are conditioned upon each Guarantor executing an amendment to such Guarantor's Guaranty that explicitly extends such Guarantor's obligations so that each Guarantor guarantees Tenant's Lease obligations incurred pursuant to Tenant's successful exercise of an Extension Option.

4.          Possession.

4.1.        Possession. Tenant hereby acknowledges that it is familiar with the condition thereof and accepts the Premises in its "as is" condition with all faults, and Landlord makes no representation or warranty of any kind with respect the Premises, and Landlord will have no obligation to improve, alter or repair the Premises. It is understood and agreed that Landlord is not obligated to install any equipment, or make any repairs, improvements or alterations to the Premises. Tenant's continued occupancy and possession of the Premises following the Closing (as defined in the Purchase Agreement) shall conclusively establish that the Premises, any improvements located on the Property and the Project were at such time in good, sanitary and satisfactory condition and repair. From and after the Commencement Date, Tenant may access and occupy portions of the Property in preparation of the Permitted Use.

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4.2.        NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT LANDLORD IS LEASING THE PREMISES "AS IS" AND "WHERE IS," AND WITH ALL FAULTS, AND THAT LANDLORD IS MAKING NO REPRESENTATIONS AND WARRANTIES WHETHER EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO THE QUALITY OR PHYSICAL CONDITION OF THE PREMISES, THE INCOME OR EXPENSES FROM OR OF THE PREMISES, OR THE COMPLIANCE OF THE PREMISES WITH APPLICABLE BUILDING OR FIRE CODES, ENVIRONMENTAL LAWS OR OTHER LAWS, RULES, ORDERS OR REGULATIONS. WITHOUT LIMITING THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT LANDLORD MAKES NO WARRANTY WITH RESPECT TO THE HABITABILITY, SUITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. TENANT AGREES THAT IT ASSUMES FULL RESPONSIBILITY FOR, AND THAT IT HAS PERFORMED EXAMINATIONS AND INVESTIGATIONS OF THE PREMISES, INCLUDING SPECIFICALLY, WITHOUT LIMITATION, EXAMINATIONS AND INVESTIGATIONS FOR THE PRESENCE OF ASBESTOS, PCBS AND OTHER HAZARDOUS SUBSTANCES, MATERIALS AND WASTES (AS THOSE TERMS MAY BE DEFINED HEREIN OR BY APPLICABLE FEDERAL OR STATE LAWS, RULES OR REGULATIONS) ON OR IN THE PREMISES. WITHOUT LIMITING THE FOREGOING, TENANT IRREVOCABLY WAIVES ALL CLAIMS AGAINST LANDLORD WITH RESPECT TO ANY ENVIRONMENTAL CONDITION, INCLUDING CONTRIBUTION AND INDEMNITY CLAIMS, WHETHER STATUTORY OR OTHERWISE. TENANT ASSUMES FULL RESPONSIBILITY FOR ALL COSTS AND EXPENSES REQUIRED TO CAUSE THE PREMISES TO COMPLY WITH ALL APPLICABLE BUILDING AND FIRE CODES, MUNICIPAL ORDINANCES, ENVIRONMENTAL LAWS AND OTHER LAWS, RULES, ORDERS, AND REGULATIONS.

4.3.        Holding Over.

4.3.1.          If, with Landlord's prior written consent, Tenant holds possession of all or any part of the Premises after the Term, Tenant shall become a tenant from month-to-month after the expiration or earlier termination of the Term, and in such case Tenant shall continue to pay (a) Base Rent, as adjusted in accordance with Section 5.2, (b) Additional Rent, and (c) any amounts for which Tenant would otherwise be liable under this Lease if the Lease were still in effect. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.

4.3.2.          If Tenant retains possession of any portion of the Premises after the Term without Landlord's prior written consent, then (a) Tenant shall be a tenant at sufferance subject to the terms and conditions of this Lease, except that the monthly rent shall be equal to one hundred fifty percent (150%) of the monthly Rent in effect during the last thirty (30) days of the Term, and (b) Tenant shall be liable to Landlord for any and all damages suffered by Landlord as a result of such holdover, including any lost rent or consequential, special and indirect damages (in each case, regardless of whether such damages are foreseeable).

4.3.3.          Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease. The foregoing provisions of this Section 4.3 are in addition to and do not affect Landlord's right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws. The provisions of this Section 4.3 shall survive the expiration or earlier termination of this Lease.

5.          Rent.

5.1.          Rent. Base Rent and Additional Rent (defined below) shall together be denominated "Rent." Rent shall be paid by ACH, wire transfer or check (but in no event may Rent be payable in cash) to Landlord, without abatement, deduction or offset (except as expressly provided in this Lease), in lawful money of the United States of America to the address set forth in Section 2.4 or to such other person or at such other place as Landlord may from time designate in writing. In the event the Term commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of the number of days in the month and shall be paid at the then-current rate for such fractional month.

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5.2.          Base Rent.

5.2.1.          Initial Base Rent. Tenant shall pay to Landlord as initial Base Rent for the Premises, commencing upon the Commencement Date, an amount equal to the Monthly Base Rent Amount in equal monthly installments, subject to the rental adjustments provided in this Section 5.2 ("Base Rent"), each in advance on, or before, the first day of each and every calendar month during the Term; provided that Base Rent shall be abated until November 30, 2018 (the "Base Rent Abatement Period"). In the event that the Commencement Date occurs on a day other than the first day of a calendar month, then monthly Base Rent payable on or before the first day of the first month of the Base Rent Abatement Period shall be a prorated amount based on the actual number of days in such calendar month, based on a 360 day year, following the expiration of the Base Rent Abatement Period. For purposes of clarity, Tenant shall be responsible for all other Rent due pursuant to the terms of this Lease during the Base Rent Abatement Period.

5.2.2.          Annual Escalation. Base Rent payable under this Lease shall be subject to an annual upward adjustment of the greater of (a) 75% of CPI or (b) three and one-quarter percent (3.25%) of the then-current Base Rent. The first such adjustment shall become effective commencing on the first annual anniversary of the Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary of the Commencement Date during the Term.

5.2.3.          Base Rent Adjustment. Notwithstanding the foregoing, in the event that (i) there is a Disbursement Claim (as defined in the Development Agreement) that is submitted to arbitration pursuant to Section 11 of the Development Agreement, (ii) the Final Arbitration Decision (as defined in the Development Agreement) mandates that Landlord pay any Required Arbitration Construction Payments (as defined in the Development Agreement) to Tenant, and (iii) Tenant provides Landlord with written notice and reasonable supporting evidence that Tenant funded such Required Arbitration Construction Payments (the date of such funding, is referred to herein as the “Funding Date”), then, in addition to the remedies available to Tenant hereunder and in the Development Agreement, Base Rent shall be adjusted as follows:

(a)	the Monthly Base Rent Amount shall be reduced by the quotient of: (x) the product of 14.5% multiplied by the Required Arbitration Construction Payments actually funded by Tenant, which is then (y) divided by twelve (12); and from and after the Funding Date, Tenant shall pay such adjusted Monthly Base Rent Amount (as such amount may be further adjusted pursuant to Subsection 5.2.3(b), below), subject to the provisions of Section 5.2.2 [for example, if Tenant funds Required Arbitration Construction Payments equal to $100,000, then the Monthly Base Rent Amount shall be reduced by $1,208.33 ($100,000 x .145 = 14,500 ÷ 12 = $1,208.33)]; and

(b)	in addition, Tenant shall receive a one-time credit against Rent payable hereunder equal to the product of (i) the total reduction in Monthly Base Rent Amount calculated in paragraph (a), above, multiplied by (ii) the number of monthly Base Rent payments actually paid by Tenant prior to the Funding Date [if Tenant funds the payments in the prior example after paying 5 Base Rent installments at the original Monthly Base Rent Amount, then the one-time credit would equal $6,041.67 ($1,208.33 x 5)] (if necessary, the one-time credit may be applied to more than one installment of Rent until the credit has been fully applied).

In the event that, following any adjustment to Base Rent as provided in Subsection 5.2.2(a) above, Landlord reimburses Tenant in full for the Required Arbitration Construction Payments previously funded by Tenant (the date of such reimbursement is referred to herein as the “Reimbursement Date”), then from and after the Reimbursement Date, the Monthly Base Rent Amount required to be paid by Tenant shall revert to the original Monthly Base Rent Amount as provided in Section 2.1 without adjustment pursuant to Subsection 5.2.2(a) (but subject to any unapplied credit due to Tenant pursuant to Subsection 5.2.2(b) above), and Tenant shall have no obligation to repay or return to Landlord the portion of the original Monthly Base Rent Amount that Tenant was not required to pay based upon the reduction to the Monthly Base Rent Amount that was calculated pursuant to Section 5.2.2(a) above for the time period between the Funding Date and the Reimbursement Date.

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5.3.          Additional Rent. In addition to Base Rent, Tenant shall pay to Landlord as additional rent ("Additional Rent") at times hereinafter specified in this Lease (a) amounts related to Operating Expenses and Taxes (each as defined below), unless paid directly by Tenant to third parties to whom such amounts are owed, (b) the Property Management Fee (as defined below) and (c) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord (whether or not such amounts are referred to herein as Additional Rent), including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant's part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant.

5.3.1.          Operating Expenses. Tenant will pay directly all Operating Expenses of the Premises in a timely manner and prior to delinquency, unless otherwise specified herein that Landlord shall pay directly such Operating Expenses and receive reimbursement from Tenant. In the event that Tenant fails to pay any Operating Expense within fifteen (15) days after written notice by Landlord to Tenant, and without being under any obligation to do so and without hereby waiving any default by Tenant, Landlord may pay any delinquent Operating Expenses. Any Operating Expense paid by Landlord and any expenses reasonably incurred by Landlord in connection with the payment of the delinquent Operating Expense may be billed immediately to Tenant, or at Landlord's option and upon written notice to Tenant, may be deducted from the Security Deposit. "Operating Expenses" means all costs and expenses incurred by Landlord with respect to the ownership, maintenance and operation of the Premises including, but not limited to: insurance, maintenance, repair and replacement of the foundation, roof, walls, heating, ventilation, air conditioning, plumbing, electrical, mechanical, utility and safety systems, paving and parking areas, roads and driveways; maintenance of exterior areas such as gardening and landscaping, snow removal and signage; maintenance and repair of roof membrane, flashings, gutters, downspouts, roof drains, skylights and waterproofing; painting; lighting; cleaning; refuse removal; security; utilities for, or the maintenance of, outside areas; building personnel costs; personal property taxes; rentals or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Premises; and fees for required licenses and permits. Notwithstanding the foregoing, Landlord may not engage in any activity (including paying any expenses) to the extent such activity is prohibited by Applicable Law or that could reasonably be expected to endanger Tenant's maintenance of the License.

5.3.2.          Taxes. Tenant will promptly pay to Landlord upon Landlord's written request the amount of all Taxes levied and assessed for any such year upon the Premises. "Taxes" means any and all real estate taxes, fees, assessments and other charges of any kind or nature, whether general, special, ordinary or extraordinary, that Landlord shall pay or accrue (without regard to any different fiscal year used by such governmental authority) that are levied in respect of the Premises, or in respect of any improvement, fixture, equipment or other property of Landlord, real or personal, located at the Premises, or used in connection with the operation of the Premises, and all fees, expenses, and costs incurred by Landlord in investigating, protesting, contesting, or in any way seeking to reduce or avoid increases in any assessments, levies, or the tax rate pertaining to the Taxes. Taxes shall not include Landlord's corporate franchise taxes, estate taxes, inheritance taxes or federal or state income taxes. Tenant shall have the right to protest Taxes, and, if successful, may deduct the reasonable costs of such protest from Rent, and Landlord shall cooperate (at no cost to Landlord) with any efforts by Tenant in connection therewith.

5.3.3.          Estimated Costs. If and to the extent applicable, within sixty (60) days after the Commencement Date, and within sixty (60) days after the beginning of each calendar year, Landlord shall give Tenant a written estimate, for such calendar year, of the cost of Taxes and Operating Expenses payable by Landlord. Tenant shall pay such estimated amount to Landlord in equal monthly installments, in advance. Within ninety (90) days after the end of each calendar year, Landlord shall furnish to Tenant a statement showing in reasonable detail the cost of Taxes and Operating Expenses paid or payable by Landlord, and any other costs incurred by Landlord for the operation and maintenance of the Premises during such year (the "Annual Statement"), and Tenant shall pay to Landlord the cost incurred by Landlord in excess of the payments made by Tenant within ten (10) days of receipt of such Annual Statement. In the event that the payments made by Tenant to Landlord for the estimated Taxes and Operating Expenses exceed the aggregate amount set forth in the Annual Statement, such excess amount shall be credited by Landlord to the Rent or other charges next due and owing, provided that, if the Term has expired, Landlord shall promptly pay such amount to Tenant along with delivery of the Annual Statement.

5.3.4.          Property Management Fee. Tenant shall pay to Landlord on, or before, the first day of each calendar month of the Term, as Additional Rent, the Property Management Fee. The "Property Management Fee" shall equal one and one-half percent (1.5%) of the then-current Base Rent due from Tenant. Tenant shall pay the Property Management Fee with respect to the entire Term, including any extensions thereof or any holdover periods, regardless of whether Tenant is obligated to pay Base Rent or any other Rent with respect to any such period or portion thereof.

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5.3.5.          Absolute Net Lease. This Lease shall be deemed and construed to be an "absolute net lease" and, except as herein expressly provided, the Landlord shall receive all payments required to be made by Tenant, free from all charges, assessments, impositions, expenses, deductions of any and every kind or nature whatsoever. Tenant shall, at Tenant's sole cost and expense, maintain the landscaping and parking lot, and make all additional repairs and alterations as required to maintain the Premises consistent with Tenant’s practices at other facilities.

5.4.          Security Deposit. On or before the Execution Date of this Lease, Tenant shall deposit with Landlord the initial installment of the Security Deposit as set forth in Section 2.2, which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the Term. Interest shall accrue on the Security Deposit for the benefit of Tenant and shall be paid to Tenant to the extent that Tenant is entitled to the return of the Security Deposit as provided in this Lease. Landlord shall not be required to maintain a separate account for the Security Deposit, but may intermingle it with other funds of Landlord; provided however, Landlord shall keep the Security Deposit in a federally insured, interest-bearing account for the benefit of Tenant. If Tenant Defaults with respect to any provision of this Lease, then without notice to Tenant, Landlord may (but shall not be required to), apply all or any part of the Security Deposit for the payment of any Rent or any other sum in Default. If any portion of the Security Deposit is so used or applied, then Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. So long as no default has occurred and is continuing, the unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord's option, to the last assignee of Tenant's interest hereunder, within sixty (60) days following the expiration of the Term. Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have under any provision of law which (a) establishes the time frame by which a landlord must refund a security deposit under a lease, or (b) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant, or to clean the subject premises. Tenant acknowledges and agrees that (x) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Section 5.4, and (y) rather than be so limited, Landlord may claim from the Security Deposit (i) any and all sums expressly identified in this Section 5.4, and (ii) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant's default of this Lease, including, but not limited to, all damages or rent due upon termination of this Lease. In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

5.5.          No Discharge of Rent Obligations. Tenant's obligation to pay Rent shall not be discharged or otherwise affected by (a) any Applicable Laws now or hereafter applicable to the Premises, (b) any other restriction on Tenant's use, (c) except as expressly provided herein, any casualty or taking or (d) any other occurrence; and, except as expressly set forth herein, Tenant waives all rights now or hereafter existing to terminate or cancel this Lease or quit or surrender the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover rent. Tenant's obligation to pay Rent with respect to any period or obligations arising, existing or pertaining to the period prior to the date of the expiration or earlier termination of the Term or this Lease shall survive any such expiration or earlier termination; provided, however, that nothing in this sentence shall in any way affect Tenant's obligations with respect to any other period. Except as expressly provided in this Lease, Tenant, to the extent now or hereafter permitted by Applicable Laws, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Lease or to any diminution, abatement or reduction of Rent payable hereunder.

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6.          Use.

6.1.          Use. Tenant shall use the Premises solely for the Permitted Use, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord's prior written consent, which consent Landlord may withhold in its sole and absolute discretion. Tenant shall comply, and cause Tenant Parties to comply, with all Applicable Laws, zoning ordinances and certificates of occupancy issued for the Premises or any portion thereof. Tenant shall not commit, or allow Tenant Parties (as defined below) to commit, any waste of the Premises. Except in connection with the Permitted Use, Tenant shall not do, or permit Tenant Parties to do, anything on or about the Premises that in any way increases the rate, or invalidates or prevents the procuring, of any insurance protecting against loss or damage to any portion of the Premises or its contents, or against liability for damage to property or injury to persons in or about any portion of the Premises. For purposes hereof, the term "Tenant Parties" means Tenant's agents, contractors, subcontractors, employees, customers, licensees, invitees, assignees and subtenants, and the term "Applicable Laws" means all federal (to the extent not in direct conflict with applicable state, municipal or local cannabis licensing and program laws, rules and regulations), state, municipal and local laws, codes, ordinances, rules and regulations of governmental authorities, committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Premises or any portion thereof, Landlord or Tenant, including both statutory and common law, hazardous waste rules and regulations, and state cannabis licensing and program laws, rules and regulations. Tenant may only place equipment within the Premises with floor loading consistent with any building located on the Property's structural design unless Tenant obtains Landlord's prior written approval. Tenant may place such equipment only in a location designed to carry the weight of such equipment.

6.2.          Legal Compliance. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for all improvements or alterations required to be made and all liabilities, costs and expenses arising out of or in connection with the compliance of the Premises with Applicable Laws including, without limitation, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., and any state and local accessibility laws, codes, ordinances and rules (collectively, and together with regulations promulgated pursuant thereto, the "ADA"), and Tenant shall indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any Claims arising out of any such failure of the Premises to comply with Applicable Laws including, without limitation, the ADA.

6.3.          Indemnification. Tenant shall indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold Landlord and its affiliates, lenders, employees, agents and contractors (collectively, the "Landlord Indemnitees") harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, criminal or civil actions, forfeiture seizures, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys' fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) incurred in investigating or resisting the same (collectively, "Claims") of any kind or nature that arise before, during or after the Term as a result of Tenant's breach of this Section 6.

6.4.          Right to Finance. Tenant shall have the right to obtain leasehold or other financing to finance any improvements, fixtures, equipment, or inventory at the Property that are owned by the Tenant (collectively, “Tenant Collateral”). In connection with such financing, Landlord shall, and shall cause its fee mortgagee to execute an agreement, the terms of which shall be reasonably acceptable to Landlord, pursuant to which Landlord and Landlord’s lender agree to subordinate or waive any and all security and lien rights in the Tenant Collateral and grant Tenant’s lender the right to access the Property to inspect, remove, protect, or otherwise exercise its rights with respect to the Tenant Collateral.

7.          Hazardous Materials.

7.1.          Tenant shall not cause or permit any Hazardous Materials (as defined below) to be brought upon, kept or used in or about the Premises in violation of Applicable Laws by Tenant or any Tenant Party. If (a) Tenant breaches such obligation, (b) the presence of Hazardous Materials as a result of such a breach results in contamination of the Premises, any portion thereof, or any adjacent property, (c) contamination of the Premises otherwise occurs during the Term or any extension or renewal hereof or holding over hereunder or (d) contamination of the Premises occurs as a result of Hazardous Materials that are placed on or under or are released into the Premises by a Tenant Party, then Tenant shall indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims of any kind or nature, including (w) diminution in value of the Premises or any portion thereof, (x) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, (y) damages arising from any adverse impact on marketing of space in the Premises or any portion thereof and (z) sums paid in settlement of Claims that arise before, during or after the Term as a result of such breach or contamination. This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any governmental authority because of Hazardous Materials present in the air, soil or groundwater above, on, under or about the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Premises, any portion thereof or any adjacent property caused or permitted by any Tenant Party results in any contamination of the Premises, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Premises, any portion thereof or any adjacent property to its respective condition existing prior to the time of such contamination; provided that Landlord's written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Premises, any portion thereof or any adjacent property. Tenant's obligations under this Section shall not be limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers' compensation acts, disability benefit acts, employee benefit acts or similar legislation.

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7.2.          Landlord acknowledges that it is not the intent of this Section 7 to prohibit Tenant from operating its business for the Permitted Use, and, in furtherance thereof (and notwithstanding the foregoing), Tenant may handle, use, store, and dispose of products containing small quantities of Hazardous Materials to the extent customary, required and necessary for the Permitted Use; subject to the provisions of this Section 7. Tenant may operate its business according to the custom of Tenant's industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Applicable Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord (a) a list identifying each type of Hazardous Material to be present at the Premises that is subject to regulation under any environmental Applicable Laws in the form of a Tier II form pursuant to Section 312 of the Emergency Planning and Community Right-to-Know Act of 1986 (or any successor statute) or any other form reasonably requested by Landlord, (b) a list of any and all approvals or permits from governmental authorities required in connection with the presence of such Hazardous Material at the Premises and (c) correct and complete copies of notices of violations of Applicable Laws related to Hazardous Materials (collectively, "Hazardous Materials Documents"). Tenant shall deliver to Landlord updated Hazardous Materials Documents, within fourteen (14) days after receipt of a written request therefor from Landlord, not more often than once per year, unless (m) there are any changes to the Hazardous Materials Documents or (n) Tenant initiates any Alterations or changes its business, in either case in a way that involves any material increase in the types or amounts of Hazardous Materials. In the event that a review of the Hazardous Materials Documents indicates non-compliance with this Lease or Applicable Laws, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Materials into compliance. Notwithstanding anything in this Lease to the contrary or Landlord's review into Tenant's Hazardous Materials Documents or use or disposal of hazardous materials, however, Landlord shall not have and expressly disclaims any liability related to Tenant's or other tenants' use or disposal of Hazardous Materials, it being acknowledged by Tenant that Tenant is best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.

7.3.          Tenant represents and warrants to Landlord that Tenant is not nor has it been, in connection with the use, disposal or storage of Hazardous Materials, (a) subject to a material enforcement order issued by any governmental authority or (b) required to take any remedial action.

7.4.          At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Premises or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of a Tenant Party, the cost of which shall be an Operating Expense.

7.5.          If underground or other storage tanks storing Hazardous Materials installed or utilized by Tenant are located on the Premises, or are hereafter placed on the Premises by Tenant (or by any other party, if such storage tanks are utilized by Tenant), then Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws.

7.6.          Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises.

7.7.          Tenant's obligations under this Section 7 shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of Section 4.3.

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7.8.          As used herein, the term "Hazardous Material" means any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance, material or waste that is or becomes regulated by Applicable Laws or any governmental authority.

8.          Alterations.

8.1.          Tenant shall not make any alterations, additions or improvements in or to the Premises or engage in any construction, demolition, reconstruction, renovation or other work (whether major or minor) of any kind in, at or serving the Premises ("Alterations"), without obtaining Landlord's prior written consent, except Tenant may make non-structural Alterations to the interior of any building hereafter located on the Premises (excluding the roof) without such consent, but upon at least five (5) days' prior notice to Landlord (except with respect to any Emergency Alteration, as defined below), provided that the cost thereof does not exceed Two Hundred Thousand Dollars ($200,000.00) per occurrence or an aggregate amount of Five Hundred Thousand Dollars ($500,000.00) annually. Notwithstanding the foregoing, Tenant will not do anything that could have a material adverse effect on any improvements located on the Property (including any building hereafter located thereon) or any life safety systems, without obtaining Landlord's prior written consent. Furthermore, notwithstanding the foregoing, in the event that a condition arises which Tenant reasonably believes (a) will cause or result in imminent damage to property or imminent bodily injury or death to any person(s); and/or (b) will have an imminent material adverse effect on Tenant’s License and/or operations at the Property (each, an “Emergency Condition”), unless, in either case, Tenant undertakes certain Alterations (collectively, “Emergency Alterations”) to remedy such Emergency Condition, Tenant shall not be required to provide Landlord with five (5) days’ prior notice of, or obtain Landlord’s prior consent to, such Emergency Alterations, provided that (i) such Emergency Alterations will not have a material adverse effect on any improvements located on the Property (including any building hereafter located thereon) or any life safety systems; (ii) Tenant shall promptly notify Landlord (which notice may be telephonic) of such Emergency Condition and the need for Emergency Alterations as soon as reasonably practicable; (iii) any Emergency Alterations undertaken by Tenant without such prior notice to or consent from Landlord are (A) limited to those Alterations that are reasonably necessary or prudent to remedy or alleviate such Emergency Condition, and (B) otherwise performed in accordance with the terms and conditions of this Section. In the event that Landlord’s prior consent is required for any Alterations, Landlord shall use its best efforts to respond to a request for such consent as soon as reasonably practicable and in any event within ten (10) Business Days of Landlord’s receipt of Tenant’s written request. In the event Landlord fails to respond to Tenant’s request within such ten (10) Business Day period, Landlord shall be deemed to have approved such request. All alterations and improvements shall be properly permitted and installed at Tenant's sole cost, by a licensed contractor, in a good and workmanlike manner, and in conformity with all Applicable Laws. Any Alterations that Tenant shall desire to make and which require the consent of Landlord shall be presented to Landlord in written form with detailed plans if required in order to obtain governmental permits. Tenant shall: (a) acquire all applicable governmental permits; (b) furnish Landlord with copies of both the permits and the plans and specifications at least ten (10) business days before the commencement of the work, and (c) comply with all conditions of said permits in a prompt and expeditious manner. Any alterations shall be performed in a workmanlike manner with good and sufficient materials. Upon completion of any Alterations, Tenant shall promptly upon completion furnish Landlord with a reproducible copy of as-built drawings and specifications for any Alterations. Any proposed Alterations not objected to by Landlord within ten (10) business days after receipt of notice of such Alterations and such other information as reasonably requested by Landlord with respect to such Alterations, shall be deemed approved by Landlord. Notwithstanding anything contained in this Lease to the contrary, Landlord shall not unreasonably withhold its consent to any Alterations that Tenant reasonably deems necessary in order for Tenant to maintain the License in accordance with the Permitted Use and Applicable Law, even if building or other permits are required to be issued for completion of such Alterations.

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8.2.          At least twenty (20) days prior to commencing any work relating to any Alterations requiring the approval of Landlord that have been so approved, Tenant shall notify Landlord in writing of the expected date of commencement. Prior to commencement of any Alterations, Tenant shall deliver to Landlord certificates of insurance evidencing Tenant’s compliance with the insurance requirements set forth in Exhibit E of this Lease. Tenant shall pay, when due, all claims for labor or materials furnished to or for Tenant for use in improving the Premises. Tenant shall not permit any mechanics' or materialmen's liens to be levied against the Premises arising out of work performed, materials furnished, or obligations to have been performed on the Premises by or at the request of Tenant. Tenant shall indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold Landlord Indemnitees from and against any and all Claims of any kind or nature that arise before, during or after the Term on account of claims of lien of laborers or materialmen or others for work performed or materials or supplies furnished for Tenant or its contractors, agents or employees. If Tenant fails to discharge or undertake to defend against such liability, upon receipt of written notice from Landlord of such failure, Tenant shall have fifteen (15) days (the "Defense Cure Period") to cure such failure by prosecuting such a defense. If Tenant fails to do so within the Defense Cure Period, then Landlord may settle the same and Tenant's liability to Landlord shall be conclusively established by such settlement provided that such settlement is entered into on commercially reasonable terms and conditions, the amount of such liability to include both the settlement consideration and the costs and expenses (including reasonable attorneys' fees) incurred by Landlord in effecting such settlement. In the event any contractor, agent or employee notifies Tenant of its intent to file a mechanics' or materialmen's lien against the Premises, Tenant shall immediately notify Landlord of such intention to file a lien or a lawsuit with respect to such lien.

8.3.          Tenant shall repair any damage to the Premises caused by Tenant's removal of any property from the Premises. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if such space were otherwise occupied by Tenant. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

8.4.          The Premises plus any Alterations, attached equipment, decorations, fixtures and trade fixtures; movable casework and related appliances; and other additions and improvements attached to or built into the Premises made by either of the parties (including all floor and wall coverings; paneling; sinks and related plumbing fixtures; attached benches; production equipment; walk-in refrigerators; ductwork; conduits; electrical panels and circuits; attached machinery and equipment; and built-in furniture and cabinets, in each case, together with all additions and accessories thereto), shall (unless, prior to such construction or installation, Landlord elects otherwise in writing) at all times remain the property of Landlord, shall remain in the Premises and shall (unless, prior to construction or installation thereof, Landlord elects otherwise in writing) be surrendered to Landlord upon the expiration or earlier termination of this Lease. For the avoidance of doubt, the items listed on Exhibit B attached hereto (which Exhibit B may be updated by Tenant from and after the Commencement Date, subject to Landlord's written consent) constitute Tenant’s property (the “Tenant Property”) and shall be removed by Tenant upon the expiration or earlier termination of the Lease.

8.5.          If Tenant shall fail to remove any of its property from the Premises prior to the expiration of the Term, then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store such effects without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of such personal property.

8.6.          Tenant shall reimburse Landlord for all third-party costs actually incurred by Landlord in connection with any Alterations, including Landlord's third-party costs for plan review, engineering review, coordination, scheduling and supervision thereof.

8.7.          Tenant shall require its contractors and subcontractors performing work on the Premises to name Landlord and its affiliates and any lender as additional insureds on their respective insurance policies.

8.8.          Tenant shall be entitled to install, maintain (and replace, from time to time) illuminated building signage at its sole cost and expense, subject to approval by any applicable local authorities and conformance with all Applicable Laws.

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9.            Odors and Fumes. Except for odors and fumes that are consistent with the Prior Course of Dealing and are not otherwise a violation of any Applicable Laws or CC&Rs, Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises. Tenant shall, at Tenant's sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord's judgment be necessary or appropriate from time to time) to abate any odors, fumes or other substances in Tenant's exhaust stream that emanate from Tenant's Premises to a commercially reasonable level consistent with the Permitted Use. Any work Tenant performs under this Section shall constitute Alterations. Tenant's responsibility to remove, eliminate and abate odors, fumes and exhaust shall continue throughout the Term.

10.           Repairs and Maintenance.

10.1.        Care of Premises. This Lease shall be deemed and construed to be an "absolute net lease." Tenant shall, at its sole cost and expense, keep the Premises in a working, neat, clean, sanitary, safe condition and repair, and shall keep the Premises free from trash. Tenant shall make all repairs or replacements thereon or thereto, whether ordinary or extraordinary. Without limiting the foregoing, Tenant's obligations hereunder shall include the maintenance, repair and replacement of the foundation, roof (including roof membrane), walls and all other structural components of any building located on the Property; all heating, ventilation, air conditioning, plumbing, electrical, mechanical, utility and safety systems serving any building located on the Property or Premises; the parking areas, roads and driveways located on the Premises; maintenance of exterior areas such as gardening and landscaping; snow removal and signage; maintenance and repair of flashings, gutters, downspouts, roof drains, skylights and waterproofing; and painting. Landlord shall not be required to furnish any services or facilities or to make any repairs, replacements or alterations of any kind in or on the Premises. Tenant shall receive all invoices and bills relative to the Premises and, except as otherwise provided herein, shall pay for all expenses directly to the person or company submitting a bill without first having to forward payment for the expenses to Landlord. Tenant hereby expressly waives the right to make repairs at the expense of Landlord as provided for in any Applicable Laws in effect at the time of execution of this Lease, or in any other Applicable Laws that may hereafter be enacted, and waives its rights under Applicable Laws relating to a landlord's duty to maintain its premises in a tenantable condition.

10.2.        Service Contracts and Invoices. Tenant shall, promptly upon Landlord's written request therefor, provide Landlord with copies of all service contracts relating to the Tenant's maintenance of the Premises and invoices received from Tenant from such service providers.

10.3.        Action by Landlord if Tenant Fails to Maintain. If Tenant refuses or neglects to repair or maintain (or commence and pursue the process of repairing or maintaining) the Premises as required hereunder to the reasonable satisfaction of Landlord, Landlord, at any time following ten (10) business days from the date on which Landlord shall make written demand on Tenant to affect such repair or maintenance, may, but shall not have the obligation to, make such repair and/or maintenance (without liability to Tenant for any loss or damage which may occur to Tenant's merchandise, fixtures or other personal property, or to Tenant's business by reason thereof) and upon completion thereof, Tenant shall pay to Landlord as Landlord Additional Rent Landlord's costs for making such repairs, plus interest at the Default Rate from the date of expenditure by Landlord upon demand therefor. Moreover, Tenant's failure to pay any of the charges in connection with the performance of its maintenance and repair obligations under this Lease will constitute a material default under the Lease.

10.4.       No Rent Abatement – Landlord’s Repairs. There shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations or improvements in or to any portion of the Premises, or in or to improvements, fixtures, equipment and personal property therein, except that any such activity shall in all events only be undertaken in accordance with this Lease and Applicable Laws.

10.5.        Right of Entry. Subject to Applicable Laws, Landlord and Landlord's agents shall have the right to enter upon the Premises or any portion thereof for the purposes of performing any repairs or maintenance Landlord is permitted to make pursuant to this Lease, and of ascertaining the condition of the Premises or whether Tenant is observing and performing Tenant's obligations hereunder, all without unreasonable interference from Tenant or Tenant Parties. Except for emergency maintenance or repairs, the right of entry contained in this paragraph shall be exercisable during business hours with not less than 24 hours prior notice, and subject to Tenant's authorized personnel accompanying Landlord's agents in all areas of the Premises.

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11.         Liens. Tenant shall keep the Premises free from any liens arising out of work or services performed, materials furnished to or obligations incurred by Tenant, or, in the alternative, Tenant may bond over any liens to the reasonable satisfaction of Landlord. Tenant further covenants and agrees that any mechanic's or materialman's lien filed against the Premises for work or services claimed to have been done for, or materials claimed to have been furnished to, or obligations incurred by Tenant shall be discharged or bonded by Tenant within twenty (20) days after the filing thereof, at Tenant's sole cost and expense. Should Tenant fail to discharge or bond against any lien of the nature described in this Section, Landlord may, at Landlord's election, pay such claim or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent. Tenant shall indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any Claims arising from any such liens, including any administrative, court or other legal proceedings related to such liens. In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant's business, Tenant warrants that any Uniform Commercial Code financing statement shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises.

12.         CC&Rs. This Lease is subject to any recorded covenants, conditions or restrictions on the Property or Premises, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time (the "CC&Rs"). Tenant shall, at its sole cost and expense, comply with the CC&Rs, if any, including any obligations of Landlord as the owner of the Premises.

13.         Utilities and Services. Tenant shall make all arrangements for and pay for all water, sewer, gas, heat, light, power, telephone service and any other service or utility Tenant requires at the Premises. Landlord shall not be liable for any failure or interruption of any utility service being furnished to the Premises, and no such failure or interruption shall entitle Tenant to any abatement or right to terminate this Lease. In the event that any utilities are furnished by Landlord, Tenant shall pay to Landlord the cost thereof as an Operating Expense.

14.         Estoppel Certificate. Tenant shall, within ten (10) business days after receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit C, or on any other form reasonably requested by a current or proposed lender or encumbrancer or proposed purchaser, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be reasonably requested thereon. Each Guarantor shall, within ten (10) days after receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing in the same form. Tenant's or any Guarantor's failure to deliver any such statement within such the prescribed time shall, at Landlord's option, constitute a Default (as defined below) under this Lease, and, in any event, shall be binding upon Tenant or such Guarantor (as applicable) that the Lease and such Guaranty are in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant or such Guarantor (as applicable) for execution.

15.         Assignment or Subletting.

15.1.        None of the following (each, a "Transfer"), either voluntarily or by operation of Applicable Laws, shall be directly or indirectly performed without Landlord's prior written consent: (a) Tenant selling, hypothecating, assigning, pledging, encumbering or otherwise transferring this Lease or subletting the Premises or (b) a controlling interest in Tenant being sold, assigned or otherwise transferred (other than as a result of shares in Tenant being sold on a public stock exchange). For purposes of the preceding sentence, "control" means (x) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person or (y) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person.

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15.2.          In the event Tenant desires to effect a Transfer, then, at least thirty (30) but not more than ninety (90) days prior to the date when Tenant desires the Transfer to be effective (the "Transfer Date"), Tenant shall provide written notice to Landlord (the "Transfer Notice") containing information (including references) concerning the character of the proposed transferee, assignee or sublessee; the proposed Transfer Date; the most recent unconsolidated financial statements of Tenant and of the proposed transferee, assignee or sublessee ("Required Financials"); any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee, assignee or sublessee of poor reputation, lacking financial qualifications or seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord's affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended from time to time.

15.3.        The following are conditions precedent to a Transfer or to Landlord considering a request by Tenant to a Transfer:

15.3.1.        Tenant shall remain fully liable under this Lease, and each Guarantor shall continue to remain fully liable under such Guarantor's Guaranty, including with respect to the Term after the Transfer Date. Tenant agrees that it shall not be (and shall not be deemed to be) a guarantor or surety of this Lease, however, and waives its right to claim that it is a guarantor or surety or to raise in any legal proceeding any guarantor or surety defenses permitted by this Lease or by Applicable Laws;

15.3.2.        Tenant shall reimburse Landlord for Landlord's actual third-party costs and expenses, including reasonable attorneys' fees, charges and disbursements incurred in connection with the review, processing and documentation of such request, in an amount not to exceed Five Thousand Dollars ($5,000.00);

15.3.3.        If Tenant's transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including a premium rental for a sublease or lump sum payment for an assignment) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall be entitled to retain one hundred percent (100%) of all of such excess;

15.3.4.        The proposed transferee, assignee or sublessee shall agree that, in the event Landlord gives such proposed transferee, assignee or sublessee notice that Tenant is in default under this Lease, such proposed transferee, assignee or sublessee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such proposed transferee, assignee or sublessee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;

15.3.5.        Tenant shall not then be in default hereunder in any respect;

15.3.6.        Such proposed transferee, assignee or sublessee's use of the Premises shall be the same as the Permitted Use, unless otherwise approved by Landlord;

15.3.7.        Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord's written consent to the same;

15.3.8.        Tenant shall pay all transfer and other taxes (including interest and penalties) assessed or payable for any Transfer;

15.3.9.        Landlord's consent (or waiver of its rights) for any Transfer shall not waive Landlord's right to consent or refuse consent to any later Transfer; and

15.3.10.      Tenant shall deliver to Landlord a list of Hazardous Materials (as defined below), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises. Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 7.

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15.4.        Any Transfer that is not in compliance with the provisions of this Section or with respect to which Tenant does not fulfill its obligations pursuant to this Section shall be void and shall, at the option of Landlord, terminate this Lease.

15.5.        Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.

15.6.        Notwithstanding anything to the contrary contained herein, Tenant may, at any time and from time to time, without the consent of Landlord, assign this Lease or any interest hereunder to, or sublease or license the Premises or any part thereof to (each of the following is referred to herein as a “Permitted Transfer”): (a) any successor entity of Tenant resulting from a merger, reorganization, or consolidation with Tenant (provided that such merger, reorganization or consolidation is undertaken primarily for independent business purposes, and not primarily for purposes of transferring this Lease or any interest in the Premises); (b) any initial public offering by Tenant or any or its affiliates, (c) any entity succeeding to all or substantially all of the business and assets of Tenant (provided that such transaction is undertaken primarily for independent business purposes, and not primarily for purposes of transferring this Lease or any interest in the Premises); (d) any entity that, as of the date of determination, is an Affiliate of Tenant; or (e) any entity that, concurrently with such Transfer, is acquiring all or substantially all of the business being conducted at the Premises by Tenant or its affiliates, provided that (i) Tenant shall notify Landlord in writing at least twenty (20) days prior to the effectiveness of such Permitted Transfer, (ii) Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the Transfer qualifies as a Permitted Transfer and shall otherwise comply with the requirements of this Lease regarding such Transfer, (iii) the transferee has a net worth that is equal to or greater than the net worth of the transferring Tenant, and (iv) Tenant and each Guarantor (in accordance with such Guarantor’s Guaranty) shall remain fully liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant.

15.7.        If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant's obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord's application) may collect such rent and apply it toward Tenant's obligations under this Lease; provided that, until the occurrence of a Default (as defined below) by Tenant, Tenant shall have the right to collect such rent.

16.         Indemnification and Exculpation.

16.1.        Tenant agrees to indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims of any kind or nature, real or alleged, arising from (a) injury to or death of any person or damage to any property occurring within or about the Premises arising directly or indirectly out of the presence at or use or occupancy of the Premises or Project by a Tenant Party, (b) an act or omission on the part of any Tenant Party, (c) a breach or default by Tenant in the performance of any of its obligations hereunder or (d) injury to or death of persons or damage to or loss of any property, real or alleged, arising from the serving of any intoxicating substances at the Premises or Project, except to the extent directly caused by Landlord's gross negligence or willful misconduct. Tenant's obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers' compensation acts, disability benefit acts, employee benefit acts or similar legislation. Tenant's obligations under this Section shall survive the expiration or earlier termination of this Lease.

16.2.        Notwithstanding anything in this Lease to the contrary, Landlord shall not be liable to Tenant for and Tenant assumes all risk of the following (except to the extent directly caused by Landlord or Landlord’s agents): (a) damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), and (b) damage to personal property (in each case, regardless of whether such damages are foreseeable). Tenant further waives any claim for injury to Tenant's business or loss of income relating to any such damage or destruction of personal property as described in this Section. Notwithstanding anything in the foregoing or this Lease to the contrary, neither Landlord nor Tenant shall be liable to the other for any form of special, indirect, consequential, or punitive damages.

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16.3.        Landlord shall not be liable for any damages arising from any act, omission or neglect of any third party.

16.4.       The provisions of this Section shall survive the expiration or earlier termination of this Lease.

17.         Insurance; Waiver of Subrogation.

17.1.        Landlord shall maintain a policy or policies of insurance protecting Landlord against the following (all of which shall be payable by Tenant as Operating Expenses):

17.1.1.        Fire and other perils normally included within the classification of fire and extended coverage, together with insurance against vandalism and malicious mischief, to the extent of the full replacement cost of the Premises, including, at Landlord's option, earthquake and flood coverage, exclusive of trade fixtures, equipment and improvements insured by Tenant, with agreed value, full replacement and other endorsements which Landlord may elect to maintain;

17.1.2.        Thirty-six (36) months of rental loss insurance and to the extent of 100% of the gross rentals from the Premises;

17.1.3.        Comprehensive general liability insurance with a single limit of not less than $2,000,000 for bodily injury or death and property damage with respect to the Premises, a general aggregate not less than $2,000,000 for bodily injury or death and property damage with respect to the Premises, and not less than $4,000,000 of excess umbrella liability insurance; and

17.1.4.        At Landlord's sole option, environmental liability or environmental clean-up/remediation insurance in such amounts and with such deductibles and other provisions as Landlord may determine in its sole and absolute discretion.

17.2.        Tenant shall, at its own cost and expense, procure and maintain during the Term the following insurance for the benefit of Tenant and Landlord (as their interests may appear) with insurers financially acceptable and lawfully authorized to do business in the state where the Premises are located:

17.2.1.        Commercial General Liability insurance on a broad-based occurrence coverage form, with coverages including but not limited to bodily injury (including death), property damage (including loss of use resulting therefrom), premises/operations, personal & advertising injury, and contractual liability with limits of liability of not less than $1,000,000 for bodily injury and property damage per occurrence, $5,000,000 general aggregate, which limits may be met by use of excess and/or umbrella liability insurance provided that such coverage is at least as broad as the primary coverages required herein.

17.2.2.        Commercial Automobile Liability insurance covering liability arising from the use or operation of any auto, including those owned, hired or otherwise operated or used by or on behalf of the Tenant. The coverage shall be on a broad-based occurrence form with combined single limits of not less than $1,000,000 per accident for bodily injury and property damage.

17.2.3.        Commercial Property insurance covering property damage to the full replacement cost value and business interruption. Covered property shall include all tenant improvements in the Premises (to the extent not insured by Landlord) and Tenant's property including personal property, furniture, fixtures, machinery, equipment, stock, inventory and improvements and betterments, which may be owned by Tenant or Landlord and required to be insured hereunder, or which may be leased, rented, borrowed or in the care custody or control of Tenant, or Tenant's agents, employees or subcontractors. Such insurance, with respect only to all Alterations or other work performed on the Premises by Tenant (collectively, "Tenant Work"), shall name Landlord and Landlord's current and future mortgagees as loss payees as their interests may appear. Such insurance shall be written on an "all risk" of physical loss or damage basis including the perils of fire, extended coverage, electrical injury, mechanical breakdown, windstorm, vandalism, malicious mischief, sprinkler leakage, back-up of sewers or drains, flood, earthquake, terrorism and such other risks Landlord may from time to time designate, for the full replacement cost value of the covered items with an agreed amount endorsement with no co-insurance. Business interruption coverage shall have limits sufficient to cover Tenant's lost profits and necessary continuing expenses, including rents due Landlord under the Lease. The minimum period of indemnity for business interruption coverage shall be twelve (12) months plus twelve (12) months' extended period of indemnity.

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17.2.4.        Workers' Compensation insurance as is required by statute or law, or as may be available on a voluntary basis and Employers' Liability insurance with limits of not less than the following: each accident, Five Hundred Thousand Dollars ($500,000); disease, Five Hundred Thousand Dollars ($500,000); disease (each employee), Five Hundred Thousand Dollars ($500,000).

17.2.5.        Pollution Legal Liability insurance is required if Tenant stores, handles, generates or treats Hazardous Materials, as determined solely by Landlord, on or about the Premises. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the commencement date of this Lease, and coverage is continuously maintained during all periods in which Tenant occupies the Premises. Coverage shall be maintained with limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate and for a period of two (2) years thereafter.

17.3.        During all construction by Tenant at the Premises, with respect to tenant improvements being constructed (including any Alterations), Tenant shall cause the insurance required in Exhibit E to be in place.

17.4.        The insurance required of Tenant by this Section shall be with companies at all times having a current rating of not less than A- and financial category rating of at least Class VII in "A.M. Best's Insurance Guide" current edition. Tenant shall obtain for Landlord from the insurance companies/broker or cause the insurance companies/broker to furnish certificates of insurance evidencing all coverages required herein to Landlord. Landlord reserves the right to require complete, certified copies of all required insurance policies including any endorsements. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after twenty (20) days' prior written notice to Landlord from Tenant or its insurers (except in the event of non-payment of premium, in which case ten (10) days' written notice shall be given). All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry. Tenant's required policies shall contain severability of interests clauses stating that, except with respect to limits of insurance, coverage shall apply separately to each insured or additional insured. Tenant shall, at least twenty-five (25) days prior to the expiration of such policies, furnish Landlord with renewal certificates of insurance or binders. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure such insurance on Tenant's behalf and at its cost to be paid by Tenant as Additional Rent. Commercial General Liability, Commercial Automobile Liability, Umbrella Liability and Pollution Legal Liability insurance as required above shall name Landlord, IIP Operating Partnership, LP and Innovative Industrial Properties, Inc. and their respective officers, employees, agents, general partners, members, subsidiaries, affiliates and Lenders ("Landlord Parties") as additional insureds as respects liability arising from work or operations performed by or on behalf of Tenant, Tenant's use or occupancy of Premises, and ownership, maintenance or use of vehicles by or on behalf of Tenant.

17.5.        Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant's business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease. Tenant shall, at Tenant's sole cost and expense, carry such insurance as Tenant desires for Tenant's protection with respect to personal property of Tenant or business interruption.

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17.6.        Landlord and Tenant agree to waive (and Landlord and Tenant shall exercise commercially reasonable efforts to cause their respective insurers to hereby waive) any and all rights of recovery or subrogation against the parties hereto with respect to any loss, damage, claims, suits or demands, howsoever caused, that are covered, or should have been covered, by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder. If necessary, each of Tenant and Landlord, as applicable, agrees to endorse the required insurance policies to permit waivers of subrogation as required hereunder and hold harmless and indemnify the parties hereto for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers. Tenant, upon obtaining the policies of insurance required or permitted under this Lease (or Landlord, in the event Landlord procures any applicable insurance required under this Lease), shall give notice to its insurance carriers that the foregoing waiver of subrogation is contained in this Lease. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then Tenant or Landlord, as applicable, shall notify the other party of such conditions.

17.7.        Landlord may require insurance policy limits required under this Lease to be raised to conform with requirements of Landlord's lender, if any.

17.8.        Any costs incurred by Landlord pursuant to this Section shall be included as Operating Expenses payable by Tenant pursuant to this Lease.

17.9.        The provisions of this Section shall survive the expiration or earlier termination of this Lease.

18.         Subordination and Attornment.

18.1.        This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against the Premises or any portion thereof and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination.

18.2.        Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be required by Landlord. If any such mortgagee, beneficiary or landlord under a lease wherein Landlord is tenant (each, a "Mortgagee") so elects, however, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord's request.

18.3.        In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease.

18.4.        Notwithstanding anything herein to the contrary, in no event shall Landlord obtain financing or execute or enter into any agreement affecting the Property if such action jeopardizes Tenant’s License or otherwise unreasonably interferes with the Permitted Use in any material respect.

19.      Defaults and Remedies.

19.1         Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain. Such costs include processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within three (3) days after the date such payment is due, Tenant shall pay to Landlord (a) an additional sum of ten percent (10%) of the overdue Rent as a late charge plus (b) interest at an annual rate (the "Default Rate") equal to the lesser of (a) fifteen percent (15%) and (b) the highest rate permitted by Applicable Laws. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant and shall be payable as Additional Rent to Landlord due with the next installment of Rent. Landlord's acceptance of any Additional Rent (including a late charge or any other amount hereunder) shall not be deemed an extension of the date that Rent is due or prevent Landlord from pursuing any other rights or remedies under this Lease, at law or in equity.

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19.2.        No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law.

19.3.        If Tenant fails to pay any sum of money required to be paid by it hereunder or perform any other act on its part to be performed hereunder, in each case within the applicable cure period (if any) described herein, then Landlord may (but shall not be obligated to), without waiving or releasing Tenant from any obligations of Tenant, make such payment or perform such act. Notwithstanding the foregoing, in the event of an emergency, Landlord shall have the right to enter the Premises and act in accordance with its rights as provided elsewhere in this Lease. Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest at the Default Rate, computed from the date such sums were paid or incurred.

19.4.        The occurrence of any one or more of the following events shall constitute a "Default" hereunder by Tenant:

19.4.1.        Tenant abandons or vacates the Premises while failing to make payments of Rent when due or providing for the on-going maintenance and repair of the Premises as required pursuant to the terms of this Lease;

19.4.2.        Tenant fails to make any payment of Rent, as and when due, where such failure shall continue for a period of five (5) days after written notice thereof from Landlord to Tenant;

19.4.3.        Tenant fails to observe or perform any obligation or covenant contained herein (other than those enumerated in this Section 19.4) after the expiration of any applicable notice and cure period or if no such cure period is specified, within thirty (30) days following Tenant’s receipt of written notice from Landlord advising Tenant of such failure, but if such failure is curable but cannot reasonably be cured during such thirty (30) day period, and if Tenant has commenced such cure promptly and in any case within such thirty (30) day period and thereafter has diligently pursued such cure to completion, then such thirty (30) day period shall be extended to ninety (90) days;

19.4.4.        Tenant makes an assignment for the benefit of creditors, or a receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant's or Guarantor's assets;

19.4.5.        Tenant or any Guarantor files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, the "Bankruptcy Code") or an order for relief is entered against Tenant or any Guarantor (as applicable) pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code;

19.4.6.        Any involuntary petition is filed against Tenant or any Guarantor under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days;

19.4.7.        A default exists under any Guaranty executed by a Guarantor in favor of Landlord, after the expiration of any applicable notice and cure periods;

19.4.8.        Tenant's interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action;

19.4.9.        A governmental authority seizes any part of the Property seeking forfeiture, whether or not a judicial forfeiture proceeding has commenced;

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19.4.10.      A final, appealable judgment having the effect of establishing that Tenant’s operation violates Landlord’s contractual obligations pursuant to any private covenants of record restricting the use of the Premises (including any building or other improvements located thereon), provided such private covenant was not created by Landlord after the Execution Date without Tenant’s consent (provided, however, that such Default under this Section 19.4.10 shall not be determined to have occurred until the exhaustion of any appeal from such judgment, on the express conditions that Tenant (i) immediately ceases operations at the Property following the issuance of the final, appealable judgment; (ii) thereafter is diligently pursuing an appeal of the judgment; and (iii) otherwise continues to comply with the terms and conditions of the Lease); or

19.4.11.      An event occurs that results in any insurance carrier that provides insurance coverage with respect to any aspect of the Project providing notice to the Landlord of its intent to cancel such insurance coverage, and Landlord, exercising commercially reasonable efforts, is not able to procure comparable replacement insurance coverage that is reasonably acceptable to Landlord prior to the actual cancellation date specified in the notice of the cancelling insurance carrier; or

19.4.12.      The occurrence of a default by Tenant under the Development Agreement, after the expiration of any applicable notice and cure periods.

19.5.        Notices given under this Section shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

19.6.        In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have under Applicable Laws or this Lease, Landlord has the right to do any or all of the following:

19.6.1.        Halt any Alterations and order Tenant's contractors to stop work or halt any work being performed pursuant to the terms of this Lease or the Development Agreement;

19.6.2.        Terminate Tenant's right to possession of the Premises by written notice to Tenant or by any lawful means, in which case Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage; and

19.6.3.        Terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant's default, including:

19.6.3.1.          The sum of: (i) the worth at the time of award (computed by allowing interest at the Default Rate) of any unpaid Rent that had accrued at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid Rent that would have accrued during the period commencing with termination of the Lease and ending at the time of award exceeds that portion of the loss of Landlord's rental income from the Premises that Tenant proves to Landlord's reasonable satisfaction could have been reasonably avoided; plus; (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds that portion of the loss of Landlord's rental income from the Premises that Tenant proves to Landlord's reasonable satisfaction could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment caused by Tenant's failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including the cost of restoring the Premises to the condition required under the terms of this Lease, including any rent payments not otherwise chargeable to Tenant (e.g., during any "free" rent period or rent holiday); plus (v) At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws; or

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19.6.3.2.          At Landlord's election, as minimum liquidated damages in addition to any (i) amounts paid or payable to Landlord pursuant to Section 19.6.3.1.(i) prior to such election and (ii) costs of restoring the Premises to the condition required under the terms of this Lease, an amount (the "Election Amount") equal to either (A) the positive difference (if any, and measured at the time of such termination) between (1) the then-present value of the total Rent and other benefits that would have accrued to Landlord under this Lease for the remainder of the Term if Tenant had fully complied with the Lease minus (2) the then-present cash rental value of the Premises as determined by Landlord for what would be the then-unexpired Term if the Lease remained in effect, computed using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point (the "Discount Rate") or (B) twelve (12) months (or such lesser number of months as may then be remaining in the Term) of Base Rent and Additional Rent at the rate last payable by Tenant pursuant to this Lease, in either case as Landlord specifies in such election. Landlord and Tenant agree that the Election Amount represents a reasonable forecast of the minimum damages expected to occur in the event of a breach, taking into account the uncertainty, time and cost of determining elements relevant to actual damages, such as fair market rent, time and costs that may be required to re-lease the Premises, and other factors; and that the Election Amount is not a penalty.

19.7.        In addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord may continue this Lease in effect after Tenant's Default or abandonment and recover Rent as it becomes due. In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. For purposes of this Section, the following acts by Landlord will not constitute the termination of Tenant's right to possession of the Premises: Acts of maintenance or preservation or efforts to relet the Premises, including alterations, remodeling, redecorating, repairs, replacements or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof; or the appointment of a receiver upon the initiative of Landlord to protect Landlord's interest under this Lease or in the Premises.

19.8.        Notwithstanding the foregoing, in the event of a Default by Tenant, Landlord may elect at any time to terminate this Lease and to recover damages to which Landlord is entitled.

19.9.        If Landlord does not elect to terminate this Lease as provided in this Section 19, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.

19.10.      All of Landlord's rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative. Notwithstanding any provision of this Lease to the contrary, in no event shall Landlord be required to mitigate its damages with respect to any default by Tenant, except as required by Applicable Laws. Any such obligation imposed by Applicable Laws upon Landlord to relet the Premises after any termination of this Lease shall be subject to the reasonable requirements of Landlord to lease to high quality tenants on such terms as Landlord may from time to time deem appropriate in its discretion. Landlord shall not be obligated to relet the Premises to any party (a) unacceptable to a Lender, (b) that requires Landlord to make improvements to or re-demise the Premises, (c) that desires to change the Permitted Use, (e) that desires to lease the Premises for more or less than the remaining Term or (e) to whom Landlord or an affiliate of Landlord may desire to lease other available space in the Project or at another property owned by Landlord or an affiliate of Landlord.

19.11.      To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant's default hereunder or otherwise.

19.12.      Landlord shall not be in default or liable for damages under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time. In no event shall Tenant have the right to terminate or cancel this Lease or to withhold or abate rent or to set off any Claims against Rent as a result of any default or breach by Landlord of any of its covenants, obligations, representations, warranties or promises hereunder, except as may otherwise be expressly set forth in this Lease. Notwithstanding anything to the contrary set forth in this Lease, in the event that (a) a Notice of Demand is filed with the AAA in connection with a Disbursement Claim (as such terms are defined in the Development Agreement), (b) the Final Arbitration Decision (as defined in the Development Agreement) requires Landlord to pay any Required Arbitration Construction Payments or any other monetary damages to Tenant, and (c) Landlord fails to pay such monetary damages to Tenant within thirty (30) days of the issuance of such decision, then Tenant shall be entitled to offset any payments of Rent due under this Lease required to be made by Tenant under from Tenant under this Lease until such time as Tenant has been reimbursed in full for the unpaid amount of such award. To the extent Tenant funds any Required Arbitration Construction Payments (as defined in the Development Agreement), then, in addition to the foregoing, Base Rent shall be adjusted as provided for in Section 5.2.3, above.

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19.13.      In the event of any default by Landlord, Tenant shall give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises or any portion thereof and to any landlord of any lease of land upon or within which the Premises are located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or a judicial action if such should prove necessary to effect a cure; provided that Landlord shall furnish to Tenant in writing, upon written request by Tenant, the names and addresses of all such persons who are to receive such notices.

20.         Damage or Destruction.

20.1.        Tenant's Obligation to Rebuild.  If the Premises are damaged or destroyed, Tenant shall immediately provide notice thereof to Landlord, and shall promptly thereafter deliver to Landlord Tenant's good faith estimate of the time it will take to repair and rebuild the Premises (the "Estimated Time For Repair"). Subject to the other provisions of this Section 20, Tenant shall promptly and diligently repair and rebuild the Premises in accordance Section 20 unless Landlord or Tenant terminates this Lease in accordance with Section 20.2.

20.2.        Termination.

20.2.1.        Landlord's Right to Terminate.

20.2.1.1.           Landlord shall have the right to terminate this Lease following damage to or destruction of all or a substantial portion of the Premises if any of the following occurs (each, a "Termination Condition"): (i) insurance proceeds, together with additional amounts Tenant agrees to contribute under this Section 20, are not confirmed to be available to Landlord, within 90 days following the date of damage, to pay 100% of the cost to fully repair the damaged Premises, excluding the deductible for which Tenant shall also be responsible for paying as an Operating Expense; (ii) based upon the Estimated Time For Repair, the Premises cannot, with reasonable diligence, be fully repaired by Tenant within eighteen (18) months after the date of the damage or destruction; (iii) the Premises cannot be safely repaired because of the presence of hazardous factors, including, but not limited to, earthquake faults, chemical waste and other similar dangers; (iv) subject to the terms and conditions of Section 20.2.1.1. hereof, all or a substantial portion of the Premises are destroyed or damaged during the last 24 months of the Term; or (v) Tenant is in Default at the time of such damage or destruction past any period of notice and cure as elsewhere provided in this Lease. For purposes of this Section 20.2, a "substantial portion" of the Premises shall be deemed to be damaged or destroyed if the Premises is rendered unsuitable for the continued use and occupancy of Tenant's business substantially in the same manner conducted prior to the event causing the damage or destruction.

20.2.1.2.           If all or a substantial portion of the Premises are destroyed or damaged within the last twenty-four (24) months of the initial Term, or within the last twenty-four (24) months of the first Extension Period under this Lease, and Landlord desires to terminate this Lease under Section 20.2.1.1. hereof, Landlord shall deliver a Termination Notice to Tenant pursuant to Section 20.2.3 below and Tenant shall have a period of thirty (30) days after receipt of the Termination Notice ("Tenant's Early Option Period") to exercise its Purchase Option or its option to extend the initial Term or the first Extension Period, as applicable, by providing Landlord with written notice of Tenant's exercise of its respective option prior to the expiration of Tenant's Early Option Period. If Tenant exercises its option rights under the immediately preceding sentence, the Termination Notice shall be deemed rescinded and Tenant shall proceed to repair and rebuild the Premises in accordance with the other provisions of this Section 20. If Tenant fails to deliver such written notice to Landlord prior to the end of Tenant's Early Option Period, then Tenant shall be deemed to have waived its Purchase Option or to extend the Term, as the case may be, and the last day of Tenant's Early Option Period shall be deemed to be the date of the occurrence of the Termination Condition under Section 20.2.1.1.

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20.2.2.        Tenant's Right to Terminate. Tenant shall have the right to terminate this Lease following damage to or destruction of all or a substantial portion of the Premises if the Premises are destroyed or damaged during the last twelve (12) months of the Term, which termination shall be deemed to constitute a Termination Condition.

20.2.3.        Exercise of Termination Right. If a party elects to terminate this Lease and has the right to so terminate, such party will give the other party written notice of its election to terminate ("Termination Notice") within thirty (30) days after the occurrence of the applicable Termination Condition, and this Lease will terminate fifteen (15) days after the receiving party's receipt of such Termination Notice, except in the case of a termination by Landlord under Section 20.2.1.1, in which case this Lease will terminate fifteen (15) days after expiration of the Tenant Early Option Period if Tenant timely fails to exercise timely Tenant's option to extend the Term. If this Lease is terminated pursuant to Section 20.2, Landlord shall, subject to the rights of its lender(s), be entitled to receive and retain all the insurance proceeds resulting from such damage, including rental loss insurance, except for those proceeds payable under policies obtained by Tenant which specifically insure Tenant's personal property, trade fixtures and machinery.

20.3.        Tenant's Obligation to Repair. If Tenant is required to repair or rebuild any damage or destruction of the Premises under Section 20.1, then Tenant shall (a) submit its plans to repair such damage and reconstruct the Premises to Landlord for review and approval, which approval shall not be unreasonably withheld; (b) diligently repair and rebuild the Premises in the same or better condition and with the same or better quality of materials as the condition of the Premises as of the Commencement Date, and in a manner that is consistent with the plans and specifications approved by Landlord; (c) obtain all permits and governmental approvals necessary to repair or reconstruct the Premises (which permits shall not contain any conditions that are materially more restrictive than the permits in existence on the date hereof); (d) cause all work to be performed only by qualified contractors that are reasonably approved by Landlord; (e) allow Landlord and its consultants and agents to enter the Premises at all reasonable times to inspect the Premises and Tenant's ongoing work and cooperate reasonably in good faith with their effort to ensure that the work is proceeding in a manner that is consistent with this Lease; (f) comply with all applicable laws and permits in connection with the performance of such work; (g) timely pay all of its consultants, suppliers and other contractors in connection with the performance of such work; (h) notify Landlord if Tenant receives any notice of any default or any violation of any applicable law or any permit or similar notice in connection with such work; (i) deliver as-built plans for the Premises within thirty (30) days after the completion of such repair and restoration; (j) ensure that Landlord has fee simple title to the Premises during such work without any claim by any contractor or other party; (k) maintain such insurance as Landlord may reasonably require (including insurance in the nature of builders' risk insurance) and (l) comply with such other conditions as Landlord may reasonably require. In addition, Tenant shall, at its expense, replace or fully repair all of Tenant's personal property and any alterations installed by Tenant existing at the time of such damage or destruction. To the fullest extent permitted by law, Tenant shall indemnify, protect, defend and hold Landlord (and its employees and agents) harmless from and against any and all claims, costs, expenses, suits, judgments, actions, investigations, proceedings and liabilities arising out of or in connection with Tenant's obligations under this Section 20, including, without limitation, any acts, omissions or negligence in the making or performance of any such repairs or replacements. In the event Tenant does not repair and rebuild the Premises pursuant to this Section 20, Tenant shall be in breach, and Landlord shall have the right to retain all casualty insurance proceeds and condemnation proceeds.

20.4.        Application of Insurance Proceeds for Repair and Rebuilding. Landlord shall cause the insurance proceeds (the "Insurance Proceeds") on account of such damage or destruction to be held by Landlord and disbursed as follows:

20.4.1.        Minor Restorations. If (i) the estimated cost of restoration is less than One Million Dollars ($1,000,000.00), (ii) prior to commencement of restoration, no Default or event which, with the passage of time, would give rise to a Default shall exist and no mechanics' or materialmen's liens shall have been filed and remain undischarged, (iii) the architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Landlord (which approval shall not be unreasonably withheld or delayed), (iv) Landlord shall be provided with reasonable assurance against mechanics' liens, accrued or incurred, as Landlord or its lenders may reasonably require and such other documents and instruments as Landlord or its lenders may reasonably require, and (v) Tenant shall have procured acceptable performance and payment bonds reasonably acceptable to Landlord in an amount and form, and from a surety, reasonably acceptable to Landlord, and naming Landlord as an additional obligee; then Landlord shall make available that portion of the Insurance Proceeds to Tenant for application to pay the costs of restoration incurred by Tenant and Tenant shall promptly complete such restoration.

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20.4.2.        Other Than Minor Restorations. If the estimated cost of restoration is equal to or exceeds One Million Dollars ($1,000,000.00), and if Tenant provides evidence satisfactory to Landlord that sufficient funds are available to restore the Premises, Landlord shall make disbursements from the available Insurance Proceeds from time to time in an amount not exceeding the cost of the work completed since the date covered by the last disbursement, upon receipt of (i) satisfactory evidence, including architect's certificates, of the stage of completion, of the estimated cost of completion and of performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (ii) reasonable assurance against mechanics' or materialmen's liens, accrued or incurred, as Landlord or its lenders may reasonably require, (iii) contractors' and subcontractors' sworn statements, (iv) a satisfactory bring-to-date of title insurance, (v) performance and payment bonds reasonably acceptable to Landlord in an amount and form, and from a surety, reasonably acceptable to Landlord, and naming Landlord as an additional obligee, (vi) such other documents and instruments as Landlord or its lenders may reasonably require, and (vii) other evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' lien claims.

20.4.3.        Requests for Disbursements. Requests for disbursement shall be made no more frequently than monthly and shall be accompanied by a certificate of Tenant describing in detail the work for which payment is requested, stating the cost incurred in connection therewith and stating that Tenant has not previously received payment for such work; the certificate to be delivered by Tenant upon completion of the work shall, in addition, state that the work has been completed and complies with the applicable requirements of this Lease. Landlord may retain 10% of each requisition until the restoration is fully completed. In addition, Landlord may withhold from amounts otherwise to be paid to Tenant, any amount that is necessary in Landlord's reasonable judgment to protect Landlord from any potential loss due to work that is improperly performed or claims by Tenant's contractors and consultants.

20.4.4.        Costs in Excess of Insurance Proceeds. In addition, prior to commencement of restoration and at any time during restoration, if the estimated cost of restoration, as determined by the evaluation of an independent engineer acceptable to Landlord and Tenant, exceeds the amount of the Insurance Proceeds, Tenant will provide evidence satisfactory to Landlord that the amount of such excess will be available to restore the Premises. Any Insurance Proceeds remaining upon completion of restoration shall be refunded to Tenant up to the amount of Tenant's payments pursuant to the immediately preceding sentence. If no such refund is required, any sum of Insurance Proceeds remaining upon completion of restoration shall be paid to Landlord. In the event Landlord and Tenant cannot agree on an independent engineer, an independent engineer designated by Tenant and an independent engineer designated by Landlord shall within five (5) business days select an independent engineer licensed to practice in California who shall resolve such dispute within ten (10) business days after being retained by Landlord. All fees, costs and expenses of such third engineer so selected shall be shared equally by Landlord and Tenant.

20.5.        Abatement of Rent. In the event of repair, reconstruction and restoration as provided in this Section, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant's use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair, reconstruction and restoration that, in Tenant's reasonable opinion, is suitable for the temporary conduct of the Tenant's business in accordance with Applicable Law; provided, however, that the amount of such abatement shall be reduced by the amount of Rent that is received by Tenant as part of the business interruption or loss of rental income with respect to the Premises from the proceeds of business interruption or loss of rental income insurance. Tenant shall not otherwise be entitled to any compensation or damages from Landlord for loss of the use of the Premises, damage to Tenant's personal property or any inconvenience occasioned by such damage, repair or restoration.

20.6.        Replacement Cost. The determination in good faith by Landlord of the estimated cost of repair of any damage, of the replacement cost, or of the time period required for repair shall be conclusive for purposes of this Section 20.

20.7.        This Section 20 sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of any Applicable Laws (and any successor statutes) permitting the parties to terminate this Lease as a result of any damage or destruction.

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21.         Eminent Domain.

21.1.        In the event (a) the whole of the Premises or (b) such part thereof as shall substantially interfere with Tenant's use and occupancy of the Premises for the Permitted Use shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to such authority, except with regard to (y) items occurring prior to the taking and (z) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

21.2.        In the event of a partial taking of the Premises for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease (except with regard to (a) items occurring prior to the taking and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof) as of such taking if such taking is, in Landlord's sole opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for the Permitted Use.

21.3.        Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant's personal property that was installed at Tenant's expense and (b) the costs of Tenant moving to a new location. Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord.

21.4.        If, upon any taking of the nature described in this Section, this Lease continues in effect, then Landlord shall promptly proceed to restore the Premises to substantially their same condition prior to such partial taking. To the extent such restoration is infeasible, as determined by Landlord in its sole and absolute discretion, the Rent shall be decreased proportionately to reflect the loss of any portion of the Premises no longer available to Tenant.

21.5.        This Section 21 sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of any Applicable Laws (and any successor statutes) permitting the parties to terminate this Lease as a result of any damage or destruction.

22.         Surrender. At least thirty (30) days prior to Tenant's surrender of possession of any part of the Premises, Tenant shall provide Landlord with a facility decommissioning and Hazardous Materials closure plan for the Premises ("Exit Survey") prepared by an independent third party state-certified professional with appropriate expertise, which Exit Survey must be reasonably acceptable to Landlord. In addition, at least ten (10) days prior to Tenant's surrender of possession of any part of the Premises, Tenant shall (a) provide Landlord with written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws, including laws pertaining to the surrender of the Premises, and (b) conduct a site inspection with Landlord. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey and comply with any recommendations set forth in the Exit Survey. Tenant's obligations under this Section shall survive the expiration or earlier termination of the Lease. The provisions of this Section shall survive the termination or expiration of this Lease, and no surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.

23.         Bankruptcy. In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant's obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion: (w) those acts specified in the Bankruptcy Code or other Applicable Laws as included within the meaning of "adequate assurance," even if this Lease does not concern a facility described in such Applicable Laws; (x) a prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease; (y) a cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or (z) the assumption or assignment of all of Tenant's interest and obligations under this Lease.

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24.         Brokers. Each of Landlord and Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease and that it knows of no real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Tenant agrees to indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from any and all cost or liability for compensation claimed by any broker or agent employed or engaged by Tenant or claiming to have been employed or engaged by Tenant. Landlord agrees to indemnify, save, defend (at Tenant’s option and with counsel reasonably acceptable to Tenant) and hold the Tenant and its affiliates, lenders, employees, agents and contractors harmless from any and all cost or liability for compensation claimed by any broker or agent employed or engaged by Landlord or claiming to have been employed or engaged by Landlord. The provisions of this Section shall survive the expiration or termination of this Lease.

25.         Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term "Landlord," as used in this Lease, shall refer only to Landlord or Landlord's then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord's interest in this Lease or in Landlord's fee title to or leasehold interest in the Property, as applicable, Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord's in this Lease or in Landlord's fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property. Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant's consent.

26.         Limitation of Landlord's Liability. If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Premises, (b) rent or other income from such real property receivable by Landlord or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord's right, title or interest in the Premises. Neither Landlord nor any of its affiliates, nor any of their respective partners, shareholders, directors, officers, employees, members or agents shall be personally liable for Landlord's obligations or any deficiency under this Lease. No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be sued or named as a party in any suit or action. No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates. Each of the covenants and agreements of this Section 26 shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.

27.         Control by Landlord. Landlord reserves full control over the Premises to the extent not inconsistent with Tenant's enjoyment of the same as provided by this Lease; provided, however, that such rights shall be exercised in a way that does not materially adversely affect Tenant's beneficial use and occupancy of the Premises, including the Permitted Use and Tenant's access to the Premises. Tenant shall, at Landlord's request, promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant need not execute any document that creates additional liability for Tenant or that deprives Tenant of the quiet enjoyment and use of the Premises as provided for in this Lease. Landlord may, upon not less than twenty-four (24) hours' prior notice (which may be oral or by email to the office manager or other Tenant-designated individual at the Premises; but provided that no time restrictions shall apply or advance notice be required if an emergency necessitates immediate entry), enter the Premises to (u) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (v) supply any service Landlord is required to provide hereunder, (w) post notices of nonresponsibility and (x) show the Premises to prospective tenants during the final year of the Term and current and prospective purchasers and lenders at any time (in all situations provided that Landlord's personnel are accompanied by Tenants' authorized personnel). In no event shall Tenant's Rent abate as a result of Landlord's activities pursuant to this Section 27; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible, and any access by Landlord shall be in accordance with Applicable Law and subject to any security procedures established by Tenant from time to time. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof.

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28.         Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then (a) each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant, and such terms, covenants, conditions, provisions and agreements shall be binding with the same force and effect upon each and all of the persons executing this Lease as Tenant; and (b) the term "Tenant," as used in this Lease, shall mean and include each of them, jointly and severally. The act of, notice from/to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.

29.         Representations. Each of Tenant and Landlord guarantees, warrants and represents that (a) such party is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) such party is duly qualified to do business in the state in which the Property is located, (c) such party has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform its obligations hereunder, (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of such party is duly and validly authorized to do so and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which such party is constituted or to which such party is a party. In addition, Tenant guarantees, warrants and represents that none of (x) it, (y) its affiliates or partners nor (z) to the best of its knowledge, its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

30.         Confidentiality. Each of Landlord and Tenant shall keep the terms and conditions of this Lease confidential and shall not (a) disclose to any third party any terms or conditions of this Lease or any other Lease-related document (including subleases, assignments, work letters, construction contracts, letters of credit, subordination agreements, non-disturbance agreements, brokerage agreements or estoppels) or (b) provide to any third party an original or copy of this Lease (or any Lease-related document). Notwithstanding the foregoing, confidential information under this Section may be released by Landlord or Tenant under the following circumstances: (x) if required by Applicable Laws or in any judicial proceeding; provided that the releasing party has given the other party reasonable notice of such requirement, if feasible, (y) to a party's (and its affiliate’s) employees, partners, attorneys, investors, lenders, accountants, brokers, prospective purchasers, and other bona fide consultants or advisers; provided such third parties agree to be bound by this Section or (z) to bona fide prospective assignees or subtenants of this Lease; provided they agree in writing to be bound by this Section.

31.         Notices. Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) facsimile or email transmission, so long as such transmission is followed within one (1) business day by delivery utilizing one of the methods described in Subsection 31(a) or (b). Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with Subsection 31(a); (y) one (1) business day after deposit with a reputable international overnight delivery service, if given if given in accordance with Subsection 31(b); or (z) upon transmission, if given in accordance with Subsection 31(c). Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in Section 2. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

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32.         Purchase Option. Provided that at the time Tenant exercises its rights under this Section 32: (i) this Lease remains in full force and effect, (ii) there is not then a Default by Tenant under this Lease, and (iii) Tenant is occupying one hundred percent (100%) of the Premises, then Tenant shall have a one-time option (the "Purchase Option") to purchase the Property at the end of the initial Term (the "Purchase Option Closing Date"), which Purchase Option may be exercised by Tenant sending written notice (the "Purchase Option Exercise Notice") to Landlord during the time period commencing on the date that is eighteen (18) months prior to the Purchase Option Closing Date and ending on the date that is nine (9) months prior to the Purchase Option Closing Date (the "Option Period"). In the event that Tenant fails to deliver a Purchase Option Exercise Notice during the Option Period, then Tenant's Purchase Option shall be deemed void and of no further force or effect. In the event that Tenant timely delivers the Purchase Option Exercise Notice to Landlord, then the purchase price (the "Option Purchase Price") to be paid by Tenant to Landlord for the Property shall be the greatest of: (A) the fair market value of an occupied rental property with a comparable use, as determined by a nationally recognized M.A.I appraiser reasonably acceptable to both Tenant and Landlord; (B) the value determined by dividing the then-current Base Rent by eight percent (8%); and (C) the Landlord's total investment in the Property (comprising the purchase price of the Property, the disbursements made by Landlord to Tenant pursuant to the Development Agreement and any additional investment in the Property made by Landlord during the Term), indexed to inflation, utilizing the CPI.

32.1.        If Landlord timely receives a Purchase Option Exercise Notice from Tenant, then (i) the parties shall cooperate and coordinate in good faith to arrange for the closing to occur on the Purchase Option Closing Date, (ii) the closing shall be conducted in accordance with local custom and practice regarding the closing prorations and adjustments and responsibility for closing costs and recording fees, (iii) Tenant shall place into escrow, with an escrow agent satisfactory to Landlord and Tenant, earnest money in the amount of five percent (5%) of the purchase price no later than the expiration of the Purchase Option Exercise Period, which shall serve as liquidated damages to Landlord in the event that Tenant defaults in the purchase of the Property, (iv) Tenant shall accept the Property "AS IS," "WHERE IS," and "WITH ALL FAULTS," with no warranty or representation of any nature whatsoever, and (v) at the closing, the Option Purchase Price shall be payable in cash or other method acceptable to Landlord.

32.2.        Any disputes regarding the provisions of this Section 32 shall be resolved by arbitration as follows: the parties shall promptly meet and confer to attempt in good faith to resolve such dispute, and if such dispute is not resolved within thirty (30) days after Landlord or Tenant delivers written notice of such dispute to the other, the parties shall direct the local office of the JAMS to appoint an arbitrator who shall have a minimum of ten (10) years' experience in commercial real estate disputes and who shall not be affiliated with either Landlord or Tenant and has not worked for either party or its affiliates at any time during the prior ten (10) years. Both Landlord and Tenant shall have the opportunity to present evidence and outside consultants to the arbitrator. The arbitration shall be conducted in accordance with the expedited commercial arbitration rules of the JAMS insofar as such rules are not inconsistent with the provisions of this Lease (in which case the provisions of the Lease shall govern). The cost of the arbitration (exclusive of each party's witness and reasonable attorneys' fees, which shall be paid by such party) shall be borne equally by the parties. The arbitrator's decision shall be final and binding upon the parties.

33.         Intentionally Omitted.

34.         Guaranties. In the event that any entity affiliated with Tenant is formed after the Execution Date which entity conducts business in cannabis industry (each, a "New Guarantor"), Tenant shall promptly cause such New Guarantor to execute a Guaranty in the form attached hereto as Exhibit D and deliver such executed Guaranty to Landlord. Any failure by Tenant to provide such Guaranty within thirty (30) days following the formation of such New Guarantor shall be deemed a material default under this Lease. The obligations of each Guarantor shall be joint and several and Tenant shall cause each Guarantor to execute and deliver such further documentation as may be reasonably required to confirm such Guarantor's full and unconditional guaranty of Tenant's obligations under this Lease. Notwithstanding anything in this Lease or the applicable Guaranty to the contrary, Landlord agrees to execute a commercially reasonable form of subordination agreement that subordinates Landlord's rights under a Guaranty to an institutional lender’s or third party financing source’s rights with respect to a contemplated financing by the applicable Guarantor, provided that the following conditions are satisfied: 1) the subordination of the Guaranty is a requirement of the lender or other third party financing source to provide the financing to the Guarantor; and 2) at the time of Landlord's execution of such subordination agreement, (a) neither Tenant nor any Guarantor is then in default of its obligations under the Lease or any Guaranty; and (b) neither Tenant nor any Guarantor has defaulted on its obligations under either the Lease or any Guaranty more than two (2) times during the immediately prior six (6) month period.

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35.         Miscellaneous.

35.1.        To induce Landlord to enter into this Lease, Tenant agrees that it shall, (a) within sixty (60) days after the end of Tenant's financial year, furnish Landlord with a certified copy of Tenant's audited year-end unconsolidated financial statements for the previous year and shall cause each Guarantor to furnish Landlord with a certified copy of their respective audited year-end unconsolidated financial statements for the previous year; (b) within forty-five (45) days after the end of each of the Tenant's fiscal first, second and third quarters, furnish Landlord with a certified copy of Tenant's unaudited financial statements for the quarter; and (c) provide copies to Landlord of any budgets, forecasts and investor materials. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects and that all financial statements, records and information furnished by each Guarantor to Landlord in connection with this Lease are true, correct and complete in all respects. The provisions of this Section shall not apply to Tenant or any Guarantor (as applicable) during any time period that Tenant or such Guarantor is a corporation whose shares are traded on any nationally recognized stock exchange. In addition, Tenant and each Guarantor agrees to timely provide financial statements to the Landlord to the extent that such financial statements are required to be included in filings made by Landlord or Landlord's affiliates with the U.S. Securities and Exchange Commission (the "SEC"), which may include consolidated balance sheets, statements of operations, statements of cash flows and statements of stockholders equity, and related footnotes, prepared in accordance with U.S. generally accepted accounting principles and reviewed (in the case of quarterly financial statements) or audited (in the case of annual financial statements) by Tenant's or Guarantor's independent auditors (within the requirements of Regulation S-X under the rules and regulations of the SEC, as interpreted by the staff of the SEC), as reasonably requested by the Landlord.

35.2.        The terms of this Lease and the Development Agreement are intended by the parties as a final, complete and exclusive expression of their agreement with respect to the terms that are included herein, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement.

35.3.        Either party may record a memorandum of this Lease.

35.4.        Landlord and Tenant have each participated in the drafting and negotiation of this Lease, and the language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

35.5.        Except as otherwise expressly set forth in this Lease, each party shall pay its own costs and expenses incurred in connection with this Lease and such party's performance under this Lease; provided that, if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising out of or in connection with this Lease, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys' fees and expenses, incurred by the substantially prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed).

35.6.        Time is of the essence with respect to the performance of every provision of this Lease.

35.7.        Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

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35.8.        Notwithstanding anything to the contrary contained in this Lease, Tenant's obligations under this Lease are independent and shall not be conditioned upon performance by Landlord.

35.9.        Whenever consent or approval of either party is required, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary.

35.10.      Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

35.11.      Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors and assigns. This Lease is for the sole benefit of the parties and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns, and nothing in this Lease shall give or be construed to give any other person or entity any legal or equitable rights. Nothing in this Section shall in any way alter the provisions of this Lease restricting assignment or subletting.

35.12.      This Lease shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state's conflict of law principles.

35.13.      Landlord covenants that Tenant, upon paying the Rent and performing its obligations contained in this Lease, may peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions hereof, provisions of Applicable Laws and rights of record to which this Lease is or may become subordinate. This covenant is in lieu of any other quiet enjoyment covenant, either express or implied.

35.14.      Each of Tenant and Landlord guarantees, warrants and represents to the other party that the individual or individuals signing this Lease have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

35.15.      This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

35.16.      No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.

35.17.      No waiver of any term, covenant or condition of this Lease shall be binding upon Landlord unless executed in writing by Landlord. The waiver by Landlord of any breach or default of any term, covenant or condition contained in this Lease shall not be deemed to be a waiver of any preceding or subsequent breach or default of such term, covenant or condition or any other term, covenant or condition of this Lease.

35.18.      To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant's use or occupancy of the Premises; or any claim of injury or damage related to this Lease or the Premises.

35.19.      This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, United States of America, without regard to principles of conflicts of laws. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS LEASE. EACH PARTY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE STATE COURTS SITUATED IN OR HAVING JURISDICTION OVER BOSTON, MASSACHUSETTS IN ANY ACTION THAT MAY BE BROUGHT FOR THE ENFORCEMENT OF THIS LEASE (WITH THE EXPRESS AGREEMENT THAT NO ACTION MAY BE BROUGHT IN FEDERAL COURT RELATING IN ANY WAY TO THIS LEASE).

31

35.20.      Landlord agrees to reasonably cooperate with Tenant (at no cost to Landlord) regarding any governmental approvals or consents required in connection with any work to be performed, constructed or installed by Tenant pursuant to this Lease, and in connection with Tenant’s continued use of the Property in accordance with the Lease.

[The remainder of this page is intentionally left blank. Signature page follows.]

32

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease on the day and year first above written.

LANDLORD:

IIP-MA 1 LLC,

a Delaware limited liability company

By:	/s/ Catherine Hastings
Name:	Catherine Hastings
Title:	Chief Financial Officer, Chief Accounting Officer and Treasurer

TENANT:

PHARMACANNIS MASSACHUSETTS INC.,

a Massachusetts corporation

By:	/s/ Teddy Scott
Name:	Teddy Scott
Title:	CEO

33

EXHIBIT A

PROPERTY

A certain parcel of land located in Holliston, MA on Hopping Brook Road, Middlesex County, Massachusetts, and shown as Lot #1 on a plan entitled "Plan of Land in Holliston, Massachusetts, prepared for New Hopping Brook Trust," prepared by Engineering Design Consultants, Inc., dated November 27, 2017, and recorded in the Middlesex South Registry of Deeds as Plan No. 96 of 2018 (the "ANR Plan").

EXHIBIT B

TENANT'S PERSONAL PROPERTY

None.

EXHIBIT C

FORM OF TENANT ESTOPPEL CERTIFICATE

To:          [IIP LANDLORD ENTITY]

11440 West Bernardo Court, Suite 220

San Diego, California 92127

Attention: General Counsel

Re:	[PREMISES ADDRESS] (the "Premises") at Lot 1, Hopping Brook Road, Holliston, Massachusetts 01746 (the "Property")

The undersigned tenant ("Tenant") hereby certifies to you as follows:

1.          Tenant is a tenant at the Property under a lease (the "Lease") for the Premises dated as of [_______], 20[__]. The Lease has not been cancelled, modified, assigned, extended or amended [except as follows: [_______]], and there are no other agreements, written or oral, affecting or relating to Tenant's lease of the Premises or any other space at the Property. The lease term expires on [_______], 20[__].

2.          Tenant took possession of the Premises, currently consisting of [_______] square feet, on [_______], 20[__], and commenced to pay rent on [_______], 20[__]. Tenant has full possession of the Premises, has not assigned the Lease or sublet any part of the Premises, and does not hold the Premises under an assignment or sublease[, except as follows: [_______]].

3.          All base rent, rent escalations and additional rent under the Lease have been paid through [_______], 20[__]. There is no prepaid rent[, except $[_______]][, and the amount of security deposit is $[_______] [in cash][OR][in the form of a letter of credit]]. Tenant currently has no right to any future rent abatement under the Lease.

4.          Base rent is currently payable in the amount of $[_______] per month.

5.          All work to be performed for Tenant under the Lease has been performed as required under the Lease and has been accepted by Tenant[, except [_______]], and all allowances to be paid to Tenant, including allowances for tenant improvements, moving expenses or other items, have been paid.

6.          The Lease is in full force and effect. To the best of Tenant's knowledge, neither Landlord nor Tenant is currently in default of its obligations under the Lease and no event has occurred that, with the giving of notice or the passage of time, could become a default under the Lease. To the best of Tenant's knowledge, Tenant has no claims against the landlord or offsets or defenses against rent, and there are no disputes with the landlord. Tenant has received no notice of prior sale, transfer, assignment, hypothecation or pledge of the Lease or of the rents payable thereunder[, except [_______]].

7.          Tenant has no rights or options to purchase the Property, except as provided in the Lease.

8.          To Tenant's knowledge, no hazardous wastes have been generated, treated, stored or disposed of by or on behalf of Tenant in, on or around the Premises in violation of any environmental laws.

9.          The undersigned has executed this Estoppel Certificate with the knowledge and understanding that [INSERT NAME OF LANDLORD, PURCHASER OR LENDER, AS APPROPRIATE] or its assignee is [acquiring the Property/making a loan secured by the Property] in reliance on this certificate and that the undersigned shall be bound by this certificate. The statements contained herein may be relied upon by [INSERT NAME OF PURCHASER OR LENDER, AS APPROPRIATE], [LANDLORD], IIP Operating Partnership, LP, Innovative Industrial Properties, Inc., and any [other] mortgagee of the Property and their respective successors and assigns.

[Signature page follows]

Any capitalized terms not defined herein shall have the respective meanings given in the Lease.

Dated this [____] day of [_______], 20[__].

[_______],

a [_______]

By:
Name:
Title:

EXHIBIT D

FORM OF GUARANTY OF LEASE

This Guaranty of Lease ("Guaranty") is executed effective on the ____ day of [_______], 201[_], by [_______], a [_______] ("Guarantor"), whose address for notices is [________________], in favor of IIP-MA 1 LLC, a Delaware limited liability company ("Landlord"), whose address for notices is 11440 West Bernardo Court, Suite 220, San Diego, California 92127, Attn: General Counsel.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor covenants and agrees as follows:

1.          Recitals. This Guaranty is made with reference to the following recitals of facts which constitute a material part of this Guaranty:

(a)          Landlord, as Landlord, and [_______], a [_______], as Tenant ("Tenant"), entered into that certain Lease dated as of May 31, 2018 (the "Lease"), with respect to the property located at Lot 1, Hopping Brook Road, Holliston, Massachusetts 01746, as more particularly described in the Lease (the "Leased Premises").

(b)          Guarantor is [DESCRIBE RELATIONSHIP OF GUARANTOR TO TENANT] and is therefore receiving a substantial benefit for executing this Guaranty.

(c)          Landlord would not have entered into the Lease with Tenant without having received the Guaranty executed by Guarantor as an inducement to Landlord.

(d)          By this Guaranty, Guarantor intends to absolutely, unconditionally and irrevocably guarantee the full, timely, and complete (i) payment of all rent and other sums required to be paid by Tenant under the Lease and any other indebtedness of Tenant, (ii) performance of all other terms, covenants, conditions and obligations of Tenant arising out of the Lease (including, without limitation, reasonable attorneys' fees and disbursements and all litigation costs and expenses incurred or payable by Landlord or for which Landlord may be responsible or liable, or caused by any such uncured default), and (iii) payment of any and all expenses (including reasonable attorneys' fees and expenses and litigation expenses) incurred by Landlord in enforcing any of the rights under the Lease or this Guaranty within five (5) days after Landlord's demand thereafter (collectively, the "Guaranteed Obligations").

2.          Guaranty. From and after the Execution Date (as such term is defined under the Lease), Guarantor absolutely, unconditionally and irrevocably guarantees, as principal obligor and not merely as surety, to Landlord, the full, timely and unconditional payment and performance, of the Guaranteed Obligations strictly in accordance with the terms of the Lease, as such Guaranteed Obligations may be modified, amended, extended or renewed from time to time. This is a Guaranty of payment and performance and not merely of collection. Guarantor agrees that Guarantor is primarily liable for and responsible for the payment and performance of the Guaranteed Obligations. Guarantor shall be bound by all of the provisions, terms, conditions, restrictions and limitations contained in the Lease which are to be observed or performed by Tenant, the same as if Guarantor was named therein as Tenant with joint and several liability with Tenant, and any remedies that Landlord has under the Lease against Tenant shall apply to Guarantor as well. If Tenant defaults in any Guaranteed Obligation under the Lease, Guarantor shall in lawful money of the United States, pay to Landlord on demand the amount due and owing under the Lease. Guarantor waives any rights to notices of acceptance, modifications, amendment, extension or breach of the Lease. If Guarantor is a natural person, it is expressly agreed that this guaranty shall survive the death of such guarantor and shall continue in effect. The obligations of Guarantor under this Guaranty are independent of the obligations of Tenant or any other guarantor. Guarantor acknowledges that this Guaranty and Guarantor's obligations and liabilities under this Guaranty are and shall at all times continue to be absolute and unconditional in all respects and shall be the separate and independent undertaking of Guarantor without regard to the genuineness, validity, legality or enforceability of the Lease, and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this Guaranty and the obligations and liabilities of Guarantor under this Guaranty or the obligations or liabilities of any other person or entity (including, without limitation, Tenant) relating to this Guaranty or the obligations or liabilities of Guarantor hereunder or otherwise with respect to the Lease or to Tenant. Guarantor hereby absolutely, unconditionally and irrevocably waives any and all rights it may have to assert any defense, set-off (except to the extent expressly provided for under the Lease), counterclaim or cross-claim of any nature whatsoever with respect to this Guaranty or the obligations or liabilities of Guarantor under this Guaranty or the obligations or liabilities of any other person or entity (including, without limitation, Tenant) relating to this Guaranty or the obligations or liabilities of Guarantor under this Guaranty or otherwise with respect to the Lease, in any action or proceeding brought by the holder hereof to enforce the obligations or liabilities of Guarantor under this Guaranty. This Guaranty sets forth the entire agreement and understanding of Landlord and Guarantor, and Guarantor acknowledges that no oral or other agreements, understandings, representations or warranties exist with respect to this Guaranty or with respect to the obligations or liabilities of Guarantor under this Guaranty. The obligations of Guarantor under this Guaranty shall be continuing and irrevocable (a) during any period of time when the liability of Tenant under the Lease continues, and (b) until all of the Guaranteed Obligations have been fully discharged by payment, performance or compliance. If at any time all or any part of any payment received by Landlord from Tenant or Guarantor or any other person under or with respect to the Lease or this Guaranty has been refunded or rescinded pursuant to any court order, or declared to be fraudulent or preferential, or are set aside or otherwise are required to be repaid to Tenant, its estate, trustee, receiver or any other party, including as a result of the insolvency, bankruptcy or reorganization of Tenant or any other party (an "Invalidated Payment"), then Guarantor's obligations under the Guaranty shall, to the extent of such Invalidated Payment be reinstated and deemed to have continued in existence as of the date that the original payment occurred. This Guaranty shall not be affected or limited in any manner by whether Tenant may be liable, with respect to the Guaranteed Obligations individually, jointly with other primarily, or secondarily.

3.          No Impairment of Guaranteed Obligations. Guarantor further agrees that Guarantor's liability for the Guaranteed Obligations shall in no way be released, discharged, impaired or affected or subject to any counterclaim, setoff or deduction by (a) any waiver, consent, extension, indulgence, compromise, release, departure from or other action or inaction of Landlord under or in respect of the Lease or this Guaranty, or any obligation or liability of Tenant, or any exercise or non-exercise of any right, remedy, power or privilege under or in respect to the Lease or this Guaranty, (b) any change in the time, manner or place of payment or performance of the Guaranteed Obligations, (c) the acceptance by Landlord of any additional security or any increase, substitution or change therein, (d) the release by Landlord of any security or any withdrawal thereof or decrease therein, (e) any assignment of the Lease or any subletting of all or any portion of the Leased Premises (with or without Landlord's consent), (f) any holdover by Tenant beyond the term of the Lease (g) any termination of the Lease, (h) any release or discharge of Tenant in any bankruptcy, receivership or other similar proceedings, (i) the impairment, limitation or modification of the liability of Tenant or the estate of Tenant in bankruptcy or of any remedy for the enforcement of Tenant's liability under the Lease resulting from the operation of any present or future provisions of any bankruptcy code or other statute or from the decision in any court, or the rejection or disaffirmance of the Lease in any such proceedings, (j) any merger, consolidation, reorganization or similar transaction involving Tenant, even if Tenant ceases to exist as a result of such transaction, (k) the change in the corporate relationship between Tenant and Guarantor or any termination of such relationship, (l) any change in the direct or indirect ownership of all or any part of the shares in Tenant, or (m) to the extent permitted under applicable law, any other occurrence or circumstance whatsoever, whether similar or dissimilar to the foregoing, which might otherwise constitute a legal or equitable defense or discharge of the liabilities of Guarantor or which might otherwise limit recourse against Guarantor. Guarantor further understands and agrees that Landlord may at any time enter into agreements with Tenant to amend and modify the Lease, and may waive or release any provision or provisions of the Lease, and, with reference to such instruments, may make and enter into any such agreement or agreements as Landlord and Tenant may deem proper and desirable, without in any manner impairing or affecting this Guaranty or any of Landlord's rights hereunder or Guarantor's obligations hereunder, unless otherwise agreed in writing thereunder or under the Lease.

4.          Remedies.

a)        If Tenant defaults with respect to the Guaranteed Obligations, and if Guarantor does not fulfill Tenant's obligations within thirty (30) days following its receipt of written notice of such default from Landlord, Landlord may at its election proceed immediately against Guarantor, Tenant, or any combination of Tenant, Guarantor, and/or any other guarantor. It is not necessary for Landlord, in order to enforce payment and performance by Guarantor under this Guaranty, first or contemporaneously to institute suit or exhaust remedies against Tenant or other liable for any of the Guaranteed Obligations or to enforce rights against any collateral securing any of it. Guarantor hereby waives any right to require Landlord to join Tenant in any action brought hereunder or to commence any action against or obtain any judgment against Tenant or to pursue any other remedy or enforce any other right. If any portion of the Guaranteed Obligations terminates and Landlord continues to have any rights that it may enforce against Tenant under the Lease after such termination, then Landlord may at its election enforce such rights against Guarantor. Unless and until all Guaranteed Obligations have been fully satisfied, Guarantor shall not be released from its obligations under this Guaranty irrespective of: (i) the exercise (or failure to exercise) by Landlord of any of Landlord's rights or remedies (including, without limitation, compromise or adjustment of the Guaranteed Obligations or any part thereof); or (ii) any release by Landlord in favor of Tenant regarding the fulfillment by Tenant of any obligation under the Lease.

b)        Notwithstanding anything in the foregoing to the contrary, Guarantor hereby covenants and agrees to and with Landlord that Guarantor may be joined in any action by or against Tenant in connection with the Lease. Guarantor also agrees that, in any jurisdiction, it will be conclusively bound by the judgment in any such action by or against Tenant (wherever brought) as if Guarantor were a party to such action even though Guarantor is not joined as a party in such action.

5.          Waivers. With the exception of the defense of prior payment, performance or compliance by Tenant or Guarantor of or with the Guaranteed Obligations which Guarantor is called upon to pay or perform, or the defense that Landlord's claim against Guarantor is barred by the applicable statute of limitations, Guarantor hereby waives and releases all defenses of the law of guaranty or suretyship to the extent permitted by law.

6.          Rights Cumulative. All rights, powers and remedies of Landlord under this Guaranty shall be cumulative and in addition to all rights, powers and remedies given to Landlord by law.

7.          Representations and Warranties. Guarantor hereby represents and warrants that (a) Landlord has made no representation to Guarantor as to the creditworthiness or financial condition of Tenant; (b) Guarantor has full power to execute, deliver and carry out the terms and provisions of this Guaranty and has taken all necessary action to authorize the execution, delivery and performance of this Guaranty; (c) Guarantor's execution and delivery of, and the performance of its obligations under, this Guaranty does not conflict with or violate any of Guarantor's organizational documents, or any contract, agreement or decree which Guarantor is a party to or which is binding on Guarantor; (d) the individual executing this Guaranty on behalf of Guarantor has the authority to bind Guarantor to the terms and conditions of this Guaranty; (e) Guarantor has been represented by counsel of its choice in connection with this Guaranty; (f) this Guaranty when executed and delivered shall constitute the legal, valid and binding obligations of Guarantor enforceable against Guarantor in accordance with its terms; and (g) there is no action, suit, or proceeding pending or, to the knowledge of Guarantor, threatened against Guarantor before or by any governmental authority which questions the validity or enforceability of, or Guarantor's ability to perform under, this Guaranty.

8.          Subordination. In the event of Tenant's insolvency or the disposition of the assets of Tenant, through bankruptcy, by an assignment for the benefit of creditors, by voluntary liquidation, or otherwise, the assets of Tenant applicable to the payment of all claims of Landlord and/or Guarantor shall be paid to Landlord and shall be first applied by Landlord to the Guaranteed Obligations. Any indebtedness of Tenant now or hereafter held by Guarantor, whether as original creditor or assignee or by way of subrogation, restitution, reimbursement, indemnification or otherwise, is hereby subordinated in right of payment to the Guaranteed Obligations. So long as an uncured event of default exists under the Lease, (a) at Landlord's written request, Guarantor shall cause Tenant to pay to Landlord all or any part of any funds invested in or loaned to Tenant by Guarantor which Guarantor is entitled to withdraw or collect and (b) any such indebtedness or other amount collected or received by Guarantor shall be held in trust for Landlord and shall forthwith be paid over to Landlord to be credited and applied against the Guaranteed Obligations. Subject to the foregoing, Guarantor shall be entitled to receive from Landlord any amounts that are, from time to time, due to Guarantor in the ordinary course of business. Until all of Tenant's obligations under the Lease are fully performed, Guarantor shall have no right of subrogation against Tenant by reason of any payments, acts or performance by Guarantor under this Guaranty.

9.          Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, United States of America, without regard to principles of conflicts of laws. TO THE FULLEST EXTENT PERMITTED BY LAW, GUARANTOR HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS GUARANTY. EACH PARTY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE STATE COURTS SITUATED IN OR HAVING JURISDICTION OVER BOSTON, MASSACHUSETTS IN ANY ACTION THAT MAY BE BROUGHT FOR THE ENFORCEMENT OF THIS GUARANTY (WITH THE EXPRESS AGREEMENT THAT NO ACTION MAY BE BROUGHT IN FEDERAL COURT RELATING IN ANY WAY TO THIS GUARANTY OR THE LEASE).

10.         Attorneys' Fees. In the event any litigation or other proceeding ("Proceeding") is initiated by any party against any other party to enforce this Guaranty, the prevailing party in such Proceeding shall be entitled to recover from the unsuccessful party all costs, expenses, and actual reasonable attorneys' fees relating to or arising out of such Proceeding.

11.         Modification. This Guaranty may be modified only by a contract in writing executed by Guarantor and Landlord.

12.         Invalidity. If any provision of the Guaranty shall be invalid or unenforceable, the remainder of this Guaranty shall not be affected by such invalidity or unenforceability. In the event, and to the extent, that this Guaranty shall be held ineffective or unenforceable by any court of competent jurisdiction, then Guarantor shall be deemed to be a tenant under the Lease with the same force and effect as if Guarantor were expressly named as a co-tenant therein with joint and several liability.

13.         Successors and Assigns. Unless otherwise agreed in writing or under the Lease, this Guaranty shall be binding upon and shall inure to the benefit of the successors-in-interest and assigns of each party to this Guaranty.

14.         Notices. Any notice, consent, demand, invoice, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) facsimile or email transmission, so long as such transmission is followed within one (1) business day by delivery utilizing one of the methods described in subsections (a) or (b). Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with subsection (a); (y) one business (1) day after deposit with a reputable international overnight delivery service, if given if given in accordance with subsection (b); or (z) upon transmission, if given in accordance with subsection (c). Except as otherwise stated in this Guaranty, any notice, consent, demand, invoice, statement or other communication required or permitted to be given pursuant to this Guaranty shall be addressed to Guarantor or Landlord at the address set forth above in the introductory paragraph of this Guaranty. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

15.         Waiver. Any waiver of a breach or default under this Guaranty must be in a writing that is duly executed by Landlord and shall not be a waiver of any other default concerning the same or any other provision of this Guaranty. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver.

16.         Withholding. Unless otherwise agreed in the Lease, any and all payments by Guarantor to Landlord under this Guaranty shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto (collectively, "Taxes"). If Guarantor shall be required by any applicable laws to deduct any Taxes from or in respect of any sum payable under this Guaranty to Landlord: (a) the sum payable shall be increased as necessary so that after making all required deductions, the Landlord receives an amount equal to the sum it would have received had no such deductions been made; (b) Guarantor shall make such deductions; and (c) Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable laws.

17.          Financial Condition of Tenant. Landlord shall have no obligation to disclose or discuss with Guarantor Landlord's assessment of the financial condition of Tenant. Guarantor has adequate means to obtain information from Tenant on a continuing basis concerning the financial condition of Tenant and its ability to perform its Guaranteed Obligations, and Guarantor assumes responsibility for being and keeping informed of Tenant's financial condition and of all circumstances bearing upon the risk of Tenant's failure to perform the Guaranteed Obligations.

18.         Bankruptcy. So long as the Guaranteed Obligations remain outstanding, Guarantor shall not, without Landlord's prior written consent, commence or join with any other person in commencing any bankruptcy or similar proceeding of or against Tenant. Guarantor's obligations hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any bankruptcy or similar proceeding (voluntary or involuntary) involving Tenant or by any defense that Tenant may have by reason of an order, decree or decision of any court or administrative body resulting from any such proceeding. To the fullest extent permitted by law, Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay to Landlord or allow the claim of Landlord in respect of any interest, fees, costs, expenses or other Guaranteed Obligations accruing or arising after the date on which such case or proceeding is commenced.

19.         Conveyance or Transfer. Without Landlord's written consent, Guarantor shall not convey, sell, lease or transfer any of its properties or assets to any person or entity to the extent that such conveyance, sale, lease or transfer could have a material adverse effect on Guarantor's ability to fulfill any of the Guaranteed Obligations.

20.         [NOTE: ONLY WHERE GUARANTOR IS NOT A DIRECT OR INDIRECT PARENT OF TENANT: [Limitation on Obligations Guaranteed.

(a)          Notwithstanding any other provision hereof, the right of recovery against Guarantor under Section 2 shall not exceed $1.00 less than the lowest amount that would render Guarantor's obligations under Section 2 void or voidable under applicable law, including, without limitation, the Uniform Fraudulent Conveyance Act, Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the guaranty set forth herein and the obligations of Guarantor hereunder. To effectuate the foregoing, the Guaranteed Obligations in respect of the guarantee set forth in Section 2 at any time shall be limited to the maximum amount as would result in the Guaranteed Obligations with respect thereto not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such guarantee set forth in Section 2 and its related contribution rights, but before taking into account any liabilities under any other guarantee by Guarantor. For purposes of the foregoing, all guarantees of Guarantor other than the guarantee under Section 2 will be deemed to be enforceable and payable after the guaranty under Section 2. To the fullest extent permitted by applicable law, this Section shall be for the benefit solely of creditors and representatives of creditors of Guarantor and not for the benefit of Guarantor or the holders of any equity interest in Guarantor.

(b)          Guarantor agrees that obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of Guarantor under Section 2 without impairing the guarantee contained in Section 2 or affecting Landlord's rights and remedies hereunder.]]

21.         Financials. To induce Landlord to enter into the Lease, Guarantor shall, within ninety (90) days after the end of Guarantor's financial year, furnish Landlord with a certified copy of Guarantor's year-end unconsolidated financial statements for the previous year, audited by a nationally recognized accounting firm. If audited financial statements are not otherwise prepared, then Guarantor may satisfy the requirement to provide audited financial statements by providing in lieu thereof unaudited financial statements prepared in accordance with GAAP and certified by the chief financial officer of Guarantor as correct and complete copies of such financial statements, fairly presenting Guarantor's financial condition as of the time set forth therein and having been prepared in accordance with GAAP. Guarantor also acknowledges and agrees to comply with the financial reporting requirements set forth in Section 34.1 of the Lease.

22.         Joint and Several Liability. Guarantor's liability under this Guaranty shall be joint and several with any and all other Guarantors in accordance with the terms and conditions of the Lease.

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

GUARANTOR

[_______],

a [_______]

By:
Name:
Title:

EXHIBIT E

TENANT WORK INSURANCE SCHEDULE

Tenant shall be responsible for requiring all of Tenant contractors doing construction or renovation work to purchase and maintain such insurance as shall protect it from the claims set forth below which may arise out of or result from any Tenant Work whether such Tenant Work is completed by Tenant or by any Tenant contractors or by any person directly or indirectly employed by Tenant or any Tenant contractors, or by any person for whose acts Tenant or any Tenant contractors may be liable:

2.	Claims under workers' compensation, disability benefit and other similar employee benefit acts which are applicable to the Tenant Work to be performed.

3.	Claims for damages because of bodily injury, occupational sickness or disease, or death of employees under any applicable employer's liability law.

4.	Claims for damages because of bodily injury, or death of any person other than Tenant's or any Tenant contractors' employees.

5.	Claims for damages insured by usual personal injury liability coverage which are sustained (a) by any person as a result of an offense directly or indirectly related to the employment of such person by Tenant or any Tenant contractors or (b) by any other person.

6.	Claims for damages, other than to the Tenant Work itself, because of injury to or destruction of tangible property, including loss of use therefrom.

7.	Claims for damages because of bodily injury or death of any person or property damage arising out of the ownership, maintenance or use of any motor vehicle.

Tenant contractors' Commercial General Liability Insurance shall include premises/operations (including explosion, collapse and underground coverage if such Tenant Work involves any underground work), elevators, independent contractors, products and completed operations, and blanket contractual liability on all written contracts, all including broad form property damage coverage.

Tenant contractors' Commercial General, Automobile, Employers and Umbrella Liability Insurance shall be written for not less than limits of liability as follows:

a. Commercial General Liability: Bodily Injury and Property Damage	Commercially reasonable amounts, but in any event no less than $1,000,000 per occurrence and $2,000,000 general aggregate, with $2,000,000 products and completed operations aggregate.
b. Commercial Automobile Liability: Bodily Injury and Property Damage	$1,000,000 per accident
c. Employer's Liability: Each Accident Disease – Policy Limit Disease – Each Employee	$500,000 $500,000 $500,000
d. Umbrella Liability: Bodily Injury and Property Damage	Commercially reasonable amounts (excess of coverages a, b and c above), but in any event no less than $3,000,000 per occurrence / aggregate.

All subcontractors for Tenant contractors shall carry the same coverages and limits as specified above, unless different limits are reasonably approved by Landlord. The foregoing policies shall contain a provision that coverages afforded under the policies shall not be canceled or not renewed until at least thirty (30) days' prior written notice has been given to the Landlord. Certificates of insurance including required endorsements showing such coverages to be in force shall be filed with Landlord prior to the commencement of any Tenant Work and prior to each renewal. Coverage for completed operations must be maintained for the lesser of ten (10) years and the applicable statue of repose following completion of the Tenant Work, and certificates evidencing this coverage must be provided to Landlord. The minimum A.M. Best's rating of each insurer shall be A- VII. Landlord and its mortgagees shall be named as an additional insureds under Tenant contractors' Commercial General Liability, Commercial Automobile Liability and Umbrella Liability Insurance policies as respects liability arising from work or operations performed, or ownership, maintenance or use of autos, by or on behalf of such contractors. Each contractor and its insurers shall provide waivers of subrogation with respect to any claims covered or that should have been covered by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder.

If any contractor's work involves the handling or removal of asbestos (as determined by Landlord in its sole and absolute discretion), such contractor shall also carry Pollution Legal Liability insurance. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage, including physical injury to or destruction of tangible property (including the resulting loss of use thereof), clean-up costs and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the Commencement Date, and coverage is continuously maintained during all periods in which Tenant occupies the Premises. Coverage shall be maintained with limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate.